UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

UNITED COMMUNITY BANKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

United Community Banks, Inc.

2023 Proxy Statement

United
COMMUNITY BANKS, INC.

Letter to our Shareholders

April 5, 2023

Dear Fellow Shareholders:

We will hold the 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) of United Community Banks, Inc. at 3:00 P.M. Eastern time on Wednesday, May 17, 2023. The 2023 Annual Meeting will again this year be held in a virtual meeting format only. You will not be able to physically attend the 2023 Annual Meeting.

We are also providing access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules, which means that our shareholders will receive a Notice of Internet Availability that informs them how to access our proxy materials, including the accompanying Notice of 2023 Annual Meeting of Shareholders and Proxy Statement. These materials describe the matters to be acted upon and are available at www.proxyvote.com and at our corporate website www.ucbi.com. The Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2022 are also available at those websites.

It is important that your shares be represented at the 2023 Annual Meeting. To gain access to the 2023 Annual Meeting at www.virtualshareholdermeeting.com/UCBI2023, you must enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the 2023 Annual Meeting by following the instructions available on the meeting website during the meeting. We hope you will participate in the 2023 Annual Meeting. However, even if you anticipate participating in the virtual meeting, we ask that you please vote your proxy either by mail, telephone or over the Internet in advance of the 2023 Annual Meeting to ensure that your shares will be represented.

I look forward to updating you on developments in our business at the 2023 Annual Meeting.

Sincerely,

H. LYNN HARTON

Chairman, President and Chief Executive Officer

2  W E S T  WA S H I N G T O N  S T R E E T,  S U I T E  7 0 0  |  G R E E N V I L L E , S O U T H  C A R O L I N A  2 9 6 0 1

Notice of Annual Meeting of Shareholders

Date and Time:	May 17, 2023
3:00 P.M. Eastern Time

Place:	There will be no physical location for shareholders to attend. Shareholders may only participate online by logging in virtually at www.virtualshareholdermeeting.com/UCBI2023.

Items of Business:

1.   Proposal to elect the eleven nominees listed in the accompanying Proxy Statement to our Board of Directors

2.   Proposal to approve, on an advisory basis, the compensation paid to our Named Executive Officers

3.   Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023

4.   Such other business as may properly come before the 2023 Annual Meeting of Shareholders or any adjournment thereof

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on March 20, 2023.

Voting:	You may vote your shares by Internet or telephone as directed in the proxy materials. If you received a printed copy of the proxy materials, you may also complete, sign and return the enclosed proxy card or voting instruction form by mail. Voting in any of these ways will not prevent you from participating in or voting your shares at the annual meeting. We encourage you to vote by Internet or telephone to reduce mailing and handling expenses.

Internet Availability of Proxy Materials:	Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 17, 2023: This Notice of Annual Meeting, the accompanying Proxy Statement, our 2022 Annual Report and our 2022 Annual Report on Form 10-K are available at www.proxyvote.com as well as our corporate website, www.ucbi.com.

By order of the Board of Directors

Melinda Davis Lux

General Counsel and Corporate Secretary

Greenville, South Carolina

April 5, 2023

Proxy Statement

Summary

The 2023 Annual Meeting of Shareholders of United Community Banks, Inc. (the “2023 Annual Meeting”) will be held exclusively online via the Internet at 3:00 P.M. Eastern time on Wednesday, May 17, 2023.

We have tried to make this document simple and easy to understand. The SEC encourages companies to use “plain English,” and we always try to communicate with you clearly and effectively. We will refer to United Community Banks, Inc. throughout as “we,” “us,” the “Company” or “United.” Additionally, unless otherwise noted or required by context, “2023,” “2022,” “2021” and “2020” refer to our fiscal years ended or ending December 31, 2023, 2022, 2021 and 2020, respectively.

Proxy Materials

We have sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders instead of paper copies of our “Proxy Materials” (the Notice of 2023 Annual Meeting of Shareholders and Proxy Statement, our 2022 Annual Report to Shareholders, our Annual Report on Form 10-K for the year ended December 31, 2022 and the Proxy Card or voting instruction form). The Notice was mailed to shareholders beginning April 5, 2023 and our Proxy Materials were posted on the website referenced in the Notice on that same date. The Notice contains instructions on how to access our Proxy Materials on the Internet and how to request paper or email copies of the Proxy Materials.

Proposals for Your Vote at the 2023 Annual Meeting

	Proposal	Board Voting Recommendation	Page
1.	Electing Directors	“FOR” each nominee	2
2.	Approving Our Executive Compensation (“Say-on-Pay” Proposal)	“FOR”	25
3.	Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2023	“FOR”	61

Voting Your Shares

It is important that your shares be represented at the 2023 Annual Meeting and we hope that you will access and participate in the 2023 Annual Meeting. If you do participate, you may vote during the 2023 Annual Meeting by following the instructions available on the meeting website during the meeting. However, even if you participate in the virtual meeting, we ask that you please vote your shares in advance of the 2023 Annual Meeting to ensure that your shares will be represented in one of the following three ways:

•	By Internet: Access www.proxyvote.com (you will need the control number from your Notice) and follow the instructions on the Notice; or

•	By Telephone: In the United States and Canada, you can call the toll-free number specified after accessing the Proxy Materials on www.proxyvote.com or on the Proxy Card that you receive if you requested printed copies of the Proxy Materials; or

•	By Mail: Request paper copies of the Proxy Materials, which will include a Proxy Card that includes instructions for voting by mail.

If your shares are held by a broker, bank or other nominee (this is called “street name”), your broker, bank or other nominee will send you instructions for voting those shares. Many (but not all) brokerage firms, banks and other nominees participate in a program that offers various voting options.

Participating in the Virtual 2023 Annual Meeting

To gain access to and participate in the 2023 Annual Meeting at www.virtualshareholdermeeting.com/UCBI2023, you must enter the control number found on your copy of the Notice, Proxy Card or voting instruction form that you receive.

Additional Information

See Solicitation, Meeting and Voting Information beginning on page 63 for additional information about our Proxy Materials, proposals for your vote at the 2023 Annual Meeting, voting your shares and participating in the virtual 2023 Annual Meeting.

Proposal 1: Election of Directors

The Board of Directors (the “Board”) has nominated 11 directors, who, if elected by shareholders at the 2023 Annual Meeting, will be expected to serve until next year’s annual meeting and until their respective successors are elected and qualified. All nominees currently serve as directors on our Board. Other than George B. Bell, who was appointed to our Board in August 2022, all nominees were elected by you at our 2022 Annual Meeting of Shareholders. Each director nominee has consented to being named in this Proxy Statement and to serving as a director if elected. If any nominee is unable to stand for election for any reason, the shares represented at our 2023 Annual Meeting may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size.

Nominee	Age	Principal Occupation	Director Since	Independent	Other Public Boards	Committee Membership (C= Chair)
Jennifer M. Bazante	58	Chief Marketing Officer, Humana	2021	Yes	None	Nominating and Corporate Governance
George B. Bell	62	Former Executive Vice President and Software Engineer Group Head II, Truist Financial Corporation	2022	Yes	None	None
James P. Clements	59	President, Clemson University	2020	Yes	None	Nominating and Corporate Governance Talent and Compensation
Kenneth L. Daniels	71	Former Chief Credit Risk & Policy Officer, Sr. Risk Advisor, BB&T	2015	Yes	None	Audit Executive Risk ( C ) Talent and Compensation
Lance F. Drummond	68	Former Executive Vice President of Operations and Technology, TD Canada Trust	2018	Yes	2	Executive Nominating and Corporate Governance ( C ) Risk Talent and Compensation
H. Lynn Harton	61	Chairman, President and Chief Executive Officer, United Community Banks, Inc.	2015	No	None	Executive ( C )
Jennifer K. Mann	52	Executive Vice President of Human Resources, SAS	2018	Yes	None	Executive Talent and Compensation ( C )
Thomas A. Richlovsky	71	Former Executive Vice President, PNC Financial Services Group	2012	Yes	None	Lead Director Audit Executive Nominating and Corporate Governance Risk
David C. Shaver	73	Chief Executive Officer, Cost Segregation Advisors, LLC	2016	Yes	None	Audit ( C ) Executive Talent and Compensation
Tim R. Wallis	71	President, Wallis Printing	1999	Yes	None	Audit
Ambassador David H. Wilkins	76	Former US Ambassador to Canada; Former Speaker, SC House of Representatives; Partner, Nelson Mullins Riley & Scarborough	2016	Yes	None	Risk

Overall Board Composition and Size

Our Board’s current composition has resulted from a thoughtful process of:

Our Bylaws provide that the number of directors on the Board may range from eight to fourteen. The Board’s current size is 11 directors and may fluctuate in the future as the Board recruits new directors.

Analyzing the effectiveness of our Board

Identifying the qualifications and experience that we believe should be represented on our Board in light of our industry, business strategy, and risk appetite

Considering the diversity of viewpoints, professional experience, education, qualifications, and skills that each of our Board members brings to the Board

Recognizing that the strength of our Board is driven by the collective qualifications and skills of our Board members combined with engaged and open dialogue

Identifying and Evaluating Director Candidates

Our Board engages in a continual process of reviewing and evaluating its composition. Our Nominating and Corporate Governance Committee is responsible for identifying and recommending director candidates to our Board for nomination using a rigorous director selection process. The Board, in coordination with the Nominating and Corporate Governance Committee, also considers Board leadership succession planning and committee membership.

The Nominating and Corporate Governance Committee uses a variety of methods to identify potential director candidates, including recommendations that it receives from:

•	Directors

•	Shareholders

•	Management and contacts in the communities we serve

•	Third-party search firms

From time to time, the Nominating and Corporate Governance Committee retains a third-party search firm to assist in identifying potential Board candidates who meet our qualification and experience requirements and, for any such candidate identified by the search firm, to compile and evaluate information regarding the candidate’s qualifications, experience, and education. In 2022, the Nominating and Corporate Governance Committee did not utilize the services of a third-party search firm.

When considering a candidate for membership on the Board, the Nominating and Corporate Governance Committee assesses a candidate’s independence, qualifications, skills, and experience, as compared to the areas of qualifications, skills, and experience that the Board has identified as important to be reflected on the Board. The Nominating and Corporate Governance Committee also evaluates the collective contribution of qualifications, skills, and experience of Board nominees. The goal of that evaluation is to ensure that the Board, as a whole, possesses the necessary qualifications, skills, and experience relevant to the Company for effective oversight.

Although the Nominating and Corporate Governance Committee does not have a specific policy governing diversity, it considers, in identifying nominees for director, a nominee’s professional experience, education, qualifications, and skills with a view towards having a diversity of viewpoints in the broadest sense being represented on the Board. These considerations include, without limitation, the individual’s interest in United, independence, integrity, reputation, business experience, education, accounting and financial expertise, age, race, ethnicity, gender, geographic location, civic and community relationships and knowledge and experience in matters impacting financial institutions. The Board believes that the presence of diverse backgrounds and viewpoints in the boardroom leads to more effective oversight, broader dialogue, and better decision making.

With respect to incumbent directors considered for re-election, the Nominating and Corporate Governance Committee also assesses each director’s performance, contribution, level of engagement, and meeting attendance record. In addition, the Nominating and Corporate Governance Committee determines whether nominees are in a position to devote an adequate amount of time to the effective performance of director duties.

Board Qualifications and Experience

Our Board has identified the following core attitudes that directors should possess:

Character and Integrity:	Record of Achievement:	Relevant Professional or Business Experience:	Cooperative Approach:

Must be an individual who exhibits integrity and informed judgment	Commitment to excellence, demonstrated by professional achievements and leadership experience	Understands the Company’s business or other related industries	Ability to work constructively in a collegial manner and willingness and ability to candidly consult with and advise management

Additional Qualifications and Experience Important to Our Business and Strategy

The Nominating and Corporate Governance Committee and our Board desire that our Board as a whole possess a balance of qualifications and experience that are relevant to our business and strategy. In addition to the threshold qualifications required for Board service, the following are additional qualifications and experience that the Nominating and Corporate Governance Committee and Board have identified as desirable on our Board.*

Executive Management “C-Suite” experience; leadership experience as a division president or functional leader within a complex organization	Human Resources/Compensation Experience managing a human resources function; experience with executive compensation and broad-based incentive planning
Strategic Planning/Oversight Experience developing and implementing operating plans and business strategy	Technology/Cybersecurity Experience implementing technology strategies and innovation and managing and mitigating cybersecurity risks
Financial/Accounting
Meets qualified Securities and Exchange Commission (“SEC”) financial expert definition and possesses significant financial expertise with knowledge of financial reporting and experience with financial disclosure requirements and internal controls	Banking Industry Experience Experience in the banking and/or financial services industry
Corporate Finance/Capital Management Experience with corporate finance, capital allocation, and debt and capital market transactions	Retail Industry and/or Marketing Experience Experience with retail industry, transformation to digital platforms, branding major corporations, use of digital marketing strategies
Risk Management Experience overseeing complex risk management matters	Mergers and Acquisitions Leadership experience with M&A transactions
Regulatory/Political Experience with governmental relations, regulatory environment, and/or working with regulators; experience as a politician or lobbyist	Corporate Social Responsibility
Demonstrates understanding of issues related to corporate social responsibility, sustainability, and environmental stewardship; informed on emerging issues potentially affecting the reputation of the business
Corporate Governance Demonstrates understanding of current corporate governance standards and best practices in public companies

* These numbers exclude Mr. Blalock, who is not nominated for re-election.

Board Qualifications and Experience Matrix

The following chart reflects areas of qualifications and experience that our Board views as important when evaluating director nominees, as well as Board tenure and diversity information. Additional information on the business experience and other qualifications of each of our director nominees is included under Director Nominees for Election. Each director also contributes other important experience, skills, viewpoints, and personal attributes to our Board that are not reflected in the chart below.

Knowledge, Skills and Experience	Bazante	Bell	Blalock*	Clements	Daniels	Drummond	Harton	Mann	Richlovsky	Shaver	Wallis	Wilkins
Executive Management “C-Suite” experience; leadership experience as a division president or functional leader within a complex organization	x	x	x	x	x	x	x	x	x	x	x	x
Strategic Planning/Oversight Experience developing and implementing operating plans and business strategy	x	x	x	x	x	x	x	x	x	x	x	x

Financial/Accounting

Meets qualified SEC financial expert definition or significant financial expertise with knowledge of financial reporting; experience with financial disclosure requirements and internal controls

									x	x
Corporate Finance/Capital Management Experience with corporate finance, capital allocation, and debt and capital market transactions			x						x	x
Risk Management Experience overseeing complex risk management matters		x	x		x	x	x			x		x
Regulatory/Political Experience with governmental relations, regulatory environment, and/or working with regulators; experience as a politician or lobbyist		x	x	x	x	x	x		x			x
Corporate Governance Demonstrated understanding of current corporate governance standards and best practices in public companies	x		x	x	x	x	x	x	x	x		x
Human Resources/Compensation Experience managing a human resources function; experience with executive compensation and broad-based incentive planning		x				x		x
Technology/Cybersecurity Experience implementing technology strategies and innovation and managing and mitigating cyber security risks	x	x		x		x				x
Banking Industry Experience Experience in the banking and/or financial services industry	x	x	x		x	x	x		x
Retail Industry and/or Marketing Experience Experience with retail industry, transformation to digital platforms, branding major corporations, use of digital marketing strategies	x	x				x	x	x		x
Mergers and Acquisitions Leadership experience with M&A transactions	x	x	x		x	x	x	x	x	x

Corporate Social Responsibility

Demonstrated understanding of issues related to corporate social responsibility, sustainability, and environmental stewardship; informed on emerging issues potentially affecting the reputation of the business

	x	x		x		x	x	x	x	x		x
Tenure (Years)	1	<1	22*	2	7	4	7	4	10	6	23	6
Demographics
Race/Ethnicity
African American		x				x
White/Caucasian	x		x	x	x		x	x	x	x	x	x
Gender
Male		x	x	x	x	x	x		x	x	x	x
Female	x							x
Location
Florida	x
Georgia			x							x	x
North Carolina		x			x	x		x
South Carolina				x			x					x
Tennessee
Other									x

*Mr. Blalock is not nominated for re-election.

Director Nominees for Election

Below is information about each of our Board’s nominees, including their age, the year in which they first became a director of our Company, their business experience for at least the past five years, and other information that led to the conclusion by our Board that each nominee should serve as a director of our Company. There are no family relationships in the group comprising our directors, executive officers and nominees for director.

Jennifer M. Bazante

Age: 58 | Director since: 2021 | Committees: Nominating and Corporate Governance

Ms. Bazante has a depth of experience leading world-class marketing organizations. She brings extensive knowledge to our Board as a marketing executive, with insights into brand recognition, customer experience, and digital transformation. Ms. Bazante also contributes extensive knowledge in the areas of leadership, strategic planning, and project management which, together with her deep marketing expertise, is highly valuable to the Board.

Career Highlights

Ms. Bazante serves as Chief Marketing and Communications Officer for Humana, a leading healthcare company with a focus on health insurance and integrated healthcare service delivery. She joined Humana in 2014 and has been in this role since 2019. In addition to overseeing the company’s brand and reputation efforts, Ms. Bazante leads the strategies for customer acquisition and engagement as well as direct-to-consumer and business-to-business marketing across traditional and digital channels. She was instrumental in the launch of CenterWell, Humana Inc.’s healthcare service brand across pharmacy, primary care and home health. In addition, her organization is helping lead the focus on customer experience using data, insights and technology. Humana has been recognized for excellence in customer experience.

Prior to Humana, Ms. Bazante held several roles at Visa Inc. over a 14-year tenure including Head of Global Brand and Product Marketing and Global Merchant Marketing. She began her career at Colgate-Palmolive where she spent time in South America leading multiple product categories and in New York where she drove the development of new, innovative product bundles. Ms. Bazante has been recognized as one of the Top 100 Women in Brand Marketing and is frequently invited to participate in the evaluation and selection of best in class marketing and advertising work across multiple industries.

Education

Ms. Bazante received her master’s in international business administration from the Darla Moore School of Business at the University of South Carolina and a bachelor’s degree from Florida State University.

George B. Bell

Age: 62 | Director since: 2022

Mr. Bell has over 40 years of experience as an information technology executive in the financial services industry. His background includes a focus on information technology development and support, project planning and execution, system design and enhancement, customer information management, organizational optimization, and M&A integration. Mr. Bell’s background also includes an emphasis on customer-centric innovation and improving the quality of products and services to enhance customer experience, providing a unique skillset to the Board of Directors.

Career Highlights

Mr. Bell served as Executive Vice President and Software Engineering Group Head II, Business Management Manager for Truist Financial Corporation from 2019 until his retirement in 2021. In that role, Mr. Bell led a cross-functional team and provided technical leadership to the human resources, legal, and business management functions. Mr. Bell held a similar position with Truist’s predecessor, BB&T, from 2002 until BB&T’s merger with SunTrust Banks to form Truist in 2019. At BB&T, Mr. Bell lead a wide variety of application support and development teams. He was the inaugural co-chair for the African American Affinity group, started the ADS ambassador program, reinvigorated underperforming teams, developed skill transition models, successfully executed the first major global sourcing project, and established the foundation for BB&T’s faster payments strategy.

Prior to BB&T, Mr. Bell was employed in numerous technology roles with Bank of America for eight years. His tenure at Bank of America included managing customer information and teller-related migration efforts for major acquisitions, managing nationwide applications, devising the initial component-based development methodology, developing the initial CRM migration strategy, and managing the initial foray into offshore support. Prior to Bank of America, Mr. Bell was with BB&T for 11years in technology roles.

Education

Mr. Bell graduated from Barton College with a BS degree in Mathematics. He obtained his Masters in Business Administration from East Carolina University.

James P. Clements

Age: 59 | Director since: 2020 | Committees: Nominating and Corporate Governance, Talent and Compensation

Dr. Clements’ experience as President of two universities makes him uniquely skilled with deep knowledge regarding operation of a complex organization and consideration of different stakeholder groups. In addition to his leadership in higher education, Dr. Clements has extensive knowledge in the field of information technology. Dr. Clements brings extensive knowledge in the areas of leadership, strategic planning, project management, computer science, and information technology to the Board.

Career Highlights

Dr. Clements became Clemson University’s 15th president on December 31, 2013. Before he came to Clemson, Dr. Clements served as the president of West Virginia University for nearly five years. Prior to his service at West Virginia University, Dr. Clements served as provost and vice president for academic affairs, vice president for Economic Development & Community Outreach and the Robert W. Deutsch Distinguished Professor of Information Technology at Towson University, the second largest university in the University System of Maryland.

Dr. Clements is a nationally recognized leader in higher education. He is a member of the Board of the American Council on Education, where he also served as chair of the ACE Commission on Leadership. In addition, he served on the executive committee of the APLU’s Commission on Innovation, Competitiveness and Economic Prosperity.

Dr. Clements was the only university president selected for the 15-member Innovation Advisory Board to the U.S. Department of Commerce. He also served as the co-chair of the National Advisory Committee for Innovation and Entrepreneurship 2.0, again serving as the only university president. He was nominated for, and participated in, the 81st Joint Civilian Orientation Conference through the U.S. Department of Defense where he was one of only a few dozen people selected in the country. Dr. Clements serves on the Executive Committee for the Council on Competitiveness and on the Executive Committee of the Board for the Business Higher Education Forum.

Dr. Clements has published and presented more than 75 papers in the fields of higher education, leadership, strategic planning, project management, computer science and information technology. He also served as principal investigator or co-investigator on more than

$15 million in research grants.

Education

Dr. Clements holds a Bachelor of Science degree in computer science as well as a master’s degree and Ph.D. in operations analysis from the University of Maryland-Baltimore County. Dr. Clements also holds an M.S. degree in computer science from Johns Hopkins University’s Whiting School of Engineering and was awarded an honorary degree as doctor of public education from his alma mater, UMBC.

Kenneth L. Daniels

Age: 71 | Director since: 2015 | Committees: Audit, Executive, Risk (Chair), Talent and Compensation

Mr. Daniel’s 38 years as a banking leader and risk professional with extensive experience in loan portfolio management, regulatory requirements, policy development and data integrity provides the Board of Directors with a depth of banking and risk expertise and offers the perspective of a large regional banking institution to the Board.

Career Highlights

Mr. Daniels led various credit and risk management functions at BB&T during his tenure from 1983 until his retirement in 2014 as BB&T grew from $2 billion to $187 billion in assets, including Chief Credit Risk and Policy Officer and later to Senior Risk Advisor. Mr. Daniels began his career at First Union National Bank (now Wells Fargo) where he served as a Senior Commercial Loan Officer and Commercial Financial Analyst.

Mr. Daniels is past President and Chair of both the Carolinas/Virginia Chapter and the Eastern North Carolina Chapter of the Risk Management Association (“RMA”). During his career, he served on the RMA’s National Agricultural Lending Council, the National Credit Risk Council, the Allowance for Loan and Lease Losses Roundtable and the Commercial Risk Grading Roundtable.

Education

Mr. Daniels graduated from the RMA/Wharton Advanced Risk Management Program at The Wharton School of Business and also earned an M.B.A. degree at East Carolina University and a bachelor’s degree at the University of North Carolina, Chapel Hill.

Lance F. Drummond

Age: 68 | Director since: 2018 | Committees: Executive, Nominating and Corporate Governance (Chair), Risk, Talent and Compensation

Mr. Drummond brings to the Board of Directors 40 years of business experience as an executive level business leader with multi-industry and international experience. He specializes in business transforming strategy development and execution and organizational change for business-to-business and business-to-consumer Fortune 500 companies, with demonstrated success in manufacturing, technology and financial services industries.

Career Highlights

Mr. Drummond served as Executive Vice President of Operations and Technology at TD Canada Trust from 2011 until his retirement in January 2014. In his role at TD Canada Trust, he led a team of associates who delivered personal and small business loan underwriting, funding, discharges, deposit operations, fraud management, collections, digitization and image transformation, service quality (Lean Six Sigma) and project management office services for Canadian Banking including retail, business and wealth. From 2009 to 2011, Mr. Drummond served as the Executive Vice President of Human Resources and Shared Services at Fiserv, Inc. In this role, he led the human resources function for Fiserv’s 20,000 employees. Additionally, he oversaw many of the company’s shared services, including Fiserv Global Services’ 2,800 employees, located in India and Costa Rica. From 2002 to 2009, Mr. Drummond served Bank of America as the Service and Fulfillment Operations executive for Global Technology and Operations and later as Global Consumer and Small Business Banking eCommerce/ATM executive. Mr. Drummond began his career in 1976 at Eastman Kodak, where he held several senior management positions including Divisional Vice President and General Manager Dental Products, Divisional Vice President and Regional General Manager Professional Products — Latin American region, Corporate Vice President and Chief Operating Officer Professional Products Division.

Mr. Drummond is an Independent Director on the Freddie Mac Board where he serves on the Audit Committee and Operations and Technology Committee. In addition, he is Chair of the Compensation and Human Capital Committee. He is also a Public Governor on the Board of the Financial Industry Regulatory Agency (FINRA) where he serves on the Compensation and Human Capital Committee and is Chair of the Audit Committee. He is an Independent Director on AvidXchange Inc. a publicly-held fintech company and is a member of the Talent and Compensation Committee and Chair of the Risk Committee. Mr. Drummond has been a member of the National Association of Corporate Directors (NACD) since 2015.

Mr. Drummond received the MIT Sloan Fellowship in 1994 and the Aspen Institute’s Henry Crown Fellowship in 1998. Mr. Drummond is the founder of Dreamseeds, a children’s performing arts program at YMCA of Greater Rochester.

Education

Mr. Drummond earned his bachelor’s degree in Business Management from Boston University, MBA from the Simon Business School at the University of Rochester, and MS degree in Management Science from MIT.

H. Lynn Harton

Age: 61 | Director since: 2015 | Committees: Executive (Chair)

With 40 years of experience in the banking industry, Mr. Harton has extensive experience with respect to lending, risk management, credit administration and virtually all other aspects of United’s business.

Career Highlights

Mr. Harton serves as Chairman of the Board, President and Chief Executive Officer of United and as Chairman of the Board and Chief Executive Officer of the Bank. Mr. Harton joined United in 2012 as Chief Operating Officer. In 2015, he was named President and elected to the Board of both United and the Bank. Mr. Harton was named Chief Executive Officer of the Bank in 2017 and was named Chief Executive Officer of United in 2018. Mr. Harton was named Chairman of the Board of both United and the Bank in 2019. Mr. Harton served as President of the Bank until 2021.

Prior to joining United, Mr. Harton served as the Executive Vice President and Head of Commercial Banking-South of Toronto-Dominion Bank (“TD Bank”) from 2010 to 2012. From 2009 to 2010, Mr. Harton served as President and Chief Executive Officer of The South Financial Group (“TSFG”), and from 2007 to 2009 he served as TSFG’s Chief Risk and Chief Credit Officer. During his time at TSFG, Mr. Harton raised capital to support TSFG during the financial crisis, negotiated the sale of the company to TD Bank, and, post-sale, led the successful integration of TSFG into TD Bank. Prior to joining TSFG, Mr. Harton served from 2003 to 2007 as the Chief Credit Officer of Regions Financial Corporation and Union Planters Corporation. He also held various executive positions at BB&T from 1983 to 2003.

Mr. Harton is a past member of both the RMA National Community Bank Council and the RMA Board of Directors. He has also served on a number of additional financial boards and committees throughout his career, including the Palmetto Business Forum, RMA National Credit Risk Council, CBA National Small Business Banking Committee, and the Equifax Small Business Financial Exchange. He is a recipient of South Carolina’s highest honor, the Order of the Palmetto.

Education

Mr. Harton earned his bachelor’s degree from Wake Forest University and has participated in various executive programs at Duke University, Wharton, Columbia, Northwestern, University of North Carolina and University of South Carolina.

Jennifer K. Mann

Age: 52 | Director since: 2018 | Committees: Executive, Talent and Compensation (Chair)

Ms. Mann provides a wealth of human resources experience to the Board of Directors. Her leadership in human resources demonstrates her vision and strong management skills and offers extensive human resources insight to the Board.

Career Highlights

Ms. Mann has been employed with SAS since 1998 and currently serves as Executive Vice President of Human Resources, where she is responsible for developing and guiding SAS’ human resources vision and articulating the organization’s strategy to help acquire, develop, reward and retain the best talent. Ms. Mann leads a global human resources organization that acts as a steward of the SAS culture and engages a global workforce of over 13,000 with diverse talents and skills. SAS has been ranked on the FORTUNE 100 Best Companies to Work For® list since the list’s inception. This recognition includes multiple number one rankings in the US, as well as the World’s Best Multinational Workplaces from Great Place to Work®, garnering accolades for SAS across the globe for its workplace culture and commitment to innovation. Her workplace culture insights have been shared in The Wall Street Journal, US News and World Report, CBS MoneyWatch.com, CBS Sunday Morning, CNN and The GREAT Workplace by Michael Burchell and Jennifer Robin. Ms. Mann was selected as a 2014 finalist for Chief Human Resources Officer of the Year by HRO Magazine. Prior to joining SAS, Ms. Mann held human resources leadership roles in industries such as high-tech manufacturing, healthcare and academia.

Ms. Mann serves on the advisory council at North Carolina State University’s Poole College of Management and on the Board of Trustees for Meredith College. She is a member of OnBoardNC.

Education

Ms. Mann received her bachelor’s degree in Psychology and Business from Meredith College in Raleigh, North Carolina.

Thomas A. Richlovsky

Age: 71 | Director since: 2012 | Lead Director | Committees: Audit, Executive, Nominating and Corporate Governance, Risk

Mr. Richlovsky has extensive experience in the financial services industry, having served in senior executive positions in finance, accounting and treasury at major banking organizations. Mr. Richlovsky’s expertise and experience in these finance-related areas of banking provide a valuable perspective, making him well suited to serve on United’s Board of Directors. Mr. Richlovsky qualifies as a financial expert on the Audit Committee.

Career Highlights

Mr. Richlovsky retired as Executive Vice President at PNC Financial Services Group Inc. (“PNC”) in 2011. He joined PNC upon its acquisition of National City Corporation in December 2008. Mr. Richlovsky was Chief Financial Officer, Treasurer and Principal Accounting Officer of National City at the time of its acquisition by PNC. During his 30-year tenure with National City, he assumed progressively greater responsibilities and gained extensive financial management, accounting and treasury expertise. Over that same period, National City grew from approximately $5 billion in assets and 2,000 employees to $150 billion in assets and over 30,000 employees. Following the sale of National City to PNC, Mr. Richlovsky was appointed Executive Vice President of PNC and assisted in the integration of the two companies as well as managing several functional areas within the PNC finance group.

Mr. Richlovsky began his business career as an auditor in 1973 with Ernst & Ernst, a predecessor firm of Ernst & Young LLP, in Cleveland, Ohio.

During Mr. Richlovsky’s business career he was active in numerous professional organizations, including the American Institute of Certified Public Accountants, Financial Executives Institute, Bank Administration Institute and National Investor Relations Institute. He currently serves on the boards of several educational and charitable organizations.

Education

Mr. Richlovsky graduated summa cum laude from Cleveland State University and is a certified public accountant. He also completed graduate studies at The Stonier Graduate School of Banking at Rutgers University.

David C. Shaver

Age: 73 | Director since: 2016 | Committees: Audit (Chair), Executive, Talent and Compensation

Mr. Shaver has extensive accounting and finance experience, having served in senior executive positions in finance, accounting and taxes at major organizations including operating an advisory and accounting practices firm. Mr. Shaver qualifies as a financial expert on the Audit Committee.

Career Highlights

Mr. Shaver is the founder and Chief Executive Officer of Cost Segregation Advisors, LLC, a national income tax advisory services company that provides services to commercial real estate owners and leaseholders, positions he has held since 2006. Mr. Shaver was previously an initial partner with Tatum CFO Partners, now a division of Randstad, and was also Chief Financial Officer and an equity partner of International Automotive Corp. Inc. Mr. Shaver also served as the Corporate Controller of The Home Depot, Inc., where he directed financial planning and operations, tax administration and reporting, inventory accounting and control, public financial reporting and compliance, and other financial matters. Prior to his experience with The Home Depot, Inc., Mr. Shaver served as Controller for a W.R Grace Retail Group subsidiary and as Controller for Anomalous, Inc., an international subsidiary of Levi Strauss & Co. Mr. Shaver began his professional career in Atlanta, Georgia in 1972 as an auditor with Lybrand, Ross Bros. & Montgomery, a predecessor firm of PwC.

Mr. Shaver is a certified public accountant licensed in Georgia and Tennessee and is a member of The American Institute of CPAs, Georgia Society of CPAs, and Tennessee Society of CPAs.

Education

Mr. Shaver received his bachelor’s degree from the University of Tennessee.

Tim R. Wallis

Age: 71 | Director since: 1999 | Committees: Audit

Mr. Wallis is a community leader and long-term owner of a small business. With United’s interest in small business and commercial banking, Mr. Wallis brings a valuable perspective and insight to the Board of Directors. His varied experience in a number of community boards, as well as his service on the United Community Bank — Rome community bank board, gives the Board of Directors a focus on the needs of our mid-size banking communities and the business owners within those communities.

Career Highlights

Mr. Wallis has been President of Wallis Printing in Rome, Georgia since 1985 and has been with the company since 1974. In addition to serving on the Board of Directors of United, Mr. Wallis also serves as Chairman on the community bank board of United Community Bank — Rome. He has served on the board of directors of the Printing and Imaging Association of Georgia (“PIAG”) and was Chairman of the association’s Government Relations Committee. In this capacity, he worked directly with PIAG legislative liaisons at both the state and national levels. Mr. Wallis currently serves on the Georgia Chamber of Commerce board of directors and is on the board of governors where he is the chair for northwest Georgia. Additionally, Mr. Wallis has significant investment interests in retail shopping centers and apartment complexes throughout the Southeast. He has also served on the Darlington School Board of Trustees, Georgia Southern University Foundation Board of Trustees, Rome/Floyd YMCA Board of Trustees and the United Way of Rome and Floyd County Board of Trustees.

Education

Mr. Wallis is a graduate of Georgia Southern University.

David H. Wilkins

Age: 76 | Director since: 2016 | Committees: Risk

Mr. Wilkins has extensive legal, regulatory and governance experience, having served in a senior position in a national law firm and as a U.S. Ambassador and Member of a State House of Representatives. Mr. Wilkins’ legal and governance experience provides a valuable perspective to United’s Board of Directors.

Career Highlights

Ambassador Wilkins is a partner at Nelson Mullins Riley & Scarborough LLP in Greenville, South Carolina and

chairs the Public Policy and International Law practice group with a special focus on U.S. — Canada interests. He proudly served as U.S. Ambassador to Canada from June 2005 to January 2009, appointed by President George W. Bush.

Since returning to South Carolina from Canada, Ambassador Wilkins spent six years chairing the Clemson University Board of Trustees and now serves as a Trustee Emeritus to that board. Additionally, he has served as a director on several corporate boards over the past ten years. He is a member of both the South Carolina Bar Association and the American Bar Association. In 2010, then South Carolina’s Governor-elect Nikki Haley tapped Mr. Wilkins to chair her government transition team. First elected in 1980, Ambassador Wilkins served 25 years in the South Carolina House of Representatives. He was elected speaker in 1994, a position he held for 11 years until he resigned for his ambassadorship post. He is the recipient of numerous awards including South Carolina’s highest honor, the Order of the Palmetto.

Education

Mr. Wilkins received his bachelor’s degree from Clemson University and his J.D. degree from University of South Carolina School of Law.

Process for Shareholder to Recommend Individuals for Consideration by the Nominating and Corporate Governance Committee

Any shareholder who wishes to recommend a director candidate for consideration by our Nominating and Corporate Governance Committee must submit a written notice to our Corporate Secretary. For the 2024 Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee will consider recommendations received by December 7, 2023. The written notice must set forth:

●	The name and business or residence address of the nominee;

●	The number of shares of common stock of United that are beneficially owned by the nominee;

●	The total number of shares that, to the knowledge of the nominating shareholder, would be voted for such person;

●	The signed consent of the nominee to serve, if elected; and

●	The name and residence address of the nominating shareholder, and the number of shares of United that are beneficially owned by the nominating shareholder.

Written notices should be sent to the Corporate Secretary, United Community Banks, Inc., 2 West Washington Street, Suite 700, Greenville, South Carolina 29601. A proposed nominee must complete a questionnaire providing requested information about his or her background and qualifications as well as information that would be required to be disclosed by the SEC’s proxy rules and would allow the Nominating and Corporate Governance Committee to evaluate that person’s independence. In addition, any shareholder who intends to solicit proxies in support of director nominees other than our nominees at the 2024 Annual Meeting of Shareholders, in order to comply with the SEC’s universal proxy rules, must provide notice no later than December 7, 2023 to our Corporate Secretary (at the same address previously set forth) that contains all information required by Exchange Act Rule 14a-19. There were no director nominations proposed for the 2023 Annual Meeting by any shareholder.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR ALL” OF THE 11 DIRECTOR NOMINEES NAMED IN PROPOSAL 1.

Corporate Governance

Our Board of Directors

Our Board provides active, engaged, independent oversight of the Company. All members of the Board are well engaged in their responsibilities. The Board places a high value on collegiality and open dialogue. The Board proactively fosters a culture of transparency and respect for others. At Board meetings, the Lead Director and other Board members regularly articulate the desire for all members of the Board to express their views and to be open to the opinions of others. We believe that the Board’s commitment to this positive culture is a core attribute that facilitates the Board’s effective independent oversight of the Company.

Our Board is guided by strong governance principles and practices, including the following:

●

Lead independent director with clearly defined role

●

Nominating and Corporate Governance Committee, Talent and Compensation Committee, Audit Committee and Risk Committee each consist entirely of independent directors

●

Executive sessions of independent directors at each regular Board meeting

●

Regular consideration of Board and committee composition and refreshment

●

Comprehensive Board and committee self-assessments

●

Direct Board access to management and transparency and openness in communications

●

Stock ownership guidelines for directors

●

Strict anti-hedging policy

Among other important functions, our Board and its committees:

●	Oversee management’s development and implementation of a multi-year strategic business plan and annual operating plan and monitor our progress in meeting these plans

●	Oversee our risk management processes and efforts to identify, assess, and manage or mitigate material risks facing United, including operational, cyber, credit, market, liquidity, compliance, and reputational risks

●	Oversee our audit function, our independent registered public accounting firm, and the integrity of our financial statements

●	Review, monitor, and approve succession plans for our Chief Executive Officer (“CEO”) and other key executives to promote senior management continuity

●	Oversee the establishment and administration of appropriately designed compensation programs and plans

●	Review our CEO’s performance and approve the total annual compensation for our CEO and other executive officers

●	Oversee the Company’s maintenance of high ethical standards, including by adoption of a code of ethical conduct that applies to our executive management and the Board

●	Review our environmental, social, and governance (“ESG”) initiatives, including our human capital management policies and practices

Director Independence

NASDAQ listing standards require that a majority of our directors be independent and that each member of our Audit Committee, Nominating and Corporate Governance Committee and Talent and Compensation Committee be independent. Our Board determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ listing standards and SEC rules. The Board first considers whether any director or nominee has a relationship covered by the NASDAQ listing standards that would prohibit an independence finding for Board or committee purposes. Any director who has a material relationship with United or its management is not considered to be independent.

Our Board has affirmatively determined that all of our director nominees are independent, except for our CEO, H. Lynn Harton, due to his employment with the Company. Specifically, the Board determined that 10 of 11 of our director nominees are independent under NASDAQ listing standards and our guidelines: Ms. Bazante, Mr. Bell, Dr. Clements, Mr. Daniels, Mr. Drummond, Ms. Mann, Mr. Richlovsky, Mr. Shaver, Mr. Wallis, and Mr. Wilkins. Our Board made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out his or her responsibilities as a director. The Board also determined that each person who currently serves or who served in 2022 on the Audit Committee, the Talent and Compensation Committee or the Nominating and Corporate Governance Committee meets or met, as applicable, the NASDAQ independence requirements for membership on those committees and, as to the Audit Committee, SEC independence rules.

In reaching the determination that Mr. Wilkins is independent, the Board considered that during 2022, United paid approximately $1.1 million to the law firm of Nelson Mullins Riley & Scarborough, LLP (“NMRS”) for various legal services. Mr. Wilkins is a partner with NMRS. The Audit Committee and Board were aware of this relationship when NMRS was approved to perform legal work for the Company. The fees paid to NMRS by United during 2022 amount to less than two-tenths of 1% of that firm’s total revenue and did not exceed established thresholds that are incompatible with Mr. Wilkins being considered independent, as set under the rules of NASDAQ and applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”). Mr. Wilkins performed no legal work for the Company and received no compensation related to the engagement.

Board Leadership Structure

Our Board periodically reviews its leadership structure. The Board maintains flexibility to determine the most effective leadership structure in light of the composition of the Board, the composition of management, and the needs of the Company as they change over time. We currently have a Chairman and an independent Lead Director. Mr. Harton, our CEO, serves as Chairman, and Mr. Richlovsky serves as Lead Director. The Lead Director is appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee.

Our Board believes that the existing structure, with Mr. Harton as Chairman and Mr. Richlovsky as Lead Director, continues to be the most effective leadership structure at this time. The Company benefits from an executive Chairman with deep experience in the financial services industry and knowledge of the Company’s emerging risks and issues that derives from close coordination with the management team. The combined CEO and Chairman role allows the Company to communicate its strategy to employees, customers, regulators, shareholders, and other stakeholders in a single voice. The Company likewise benefits from a Lead Director with deep experience in the financial services industry who communicates regularly with the Chairman, other members of the Company’s management team, and the other independent directors. We believe that the joint efforts and coordination between our Chairman and Lead Director exemplify effective Board leadership and fulfillment of the Board’s oversight responsibilities.

Our Lead Director is highly engaged with management and the other independent directors. Our Lead Director:

●	Regularly meets with our CEO

●	Coordinates with the CEO and committee chairs to develop Board and committee meeting agendas

●	Regularly speaks with each of the committee chairs

●	Attends all committee meetings

●	Advises the CEO of the information needs of the Board and provides feedback from the Board

●	Serves as a “sounding board” for the CEO

●	Develops topics of discussion for executive sessions of our Board

●	Leads the executive sessions of our Board

●	Coordinates with the CEO and Chair of the Nominating and Corporate Governance Committee to develop the Board’s annual self-evaluations

Board Evaluation

The Board and each Board committee continually evaluate their own effectiveness throughout the year. The Lead Director, the committee chairs, and the CEO/Chairman regularly discuss the Board and Board committee areas of responsibility and processes, as well as general governance principles, to seek ways in which to enhance the Board’s effectiveness and efficiency.

In addition, the Board and each committee perform self-evaluations annually or semi-annually using a process approved by the Nominating and Corporate Governance Committee. In addition, directors are asked to provide candid feedback on individual members of the Board to the Chair of the Nominating and Corporate Governance Committee, the Chairman of the Board or the Lead Director, who then meet to discuss individual director performance and succession considerations.

The Board retains an outside consultant to facilitate the self-evaluation process. In connection with the self-evaluation process, Board members complete a questionnaire. Among other topics, the 2022 self-evaluation questionnaire covered these key areas:

●	Board meetings and information provided

●	Board meeting topics

●	Alignment of Board and management

●	Communication between Board and management

●	Board composition, skills, and expertise

●	Board development

●	Board committees and effectiveness

●	Board self-evaluation process

The Board reviewed and discussed the results of the self-assessment questionnaire as part of the self-evaluation.

Board Education and Development

Board development opportunities are provided to directors to support the performance of their responsibilities. These opportunities are designed to allow directors to augment their existing skill sets and remain abreast of emerging risks and trends applicable to the Company’s business and the financial services industry. The Company regularly provides directors with training sessions by third-party specialists on a wide range of topics that will assist Board members in carrying out their responsibilities, including compliance, governance, regulatory oversight, risk management, and laws governing directors’ duties and conduct. The Company also supports directors in attending third-party educational seminars and conferences.

In addition, the Board engages in an annual retreat. The Board retreat agenda is developed by the Company in collaboration with the Lead Director and Chair of the Nominating and Corporate Governance Committee and with input from other Board members. The Board retreat typically includes presentations and workshops with both internal resources and outside consultants and speakers. The content is specifically tailored to topics relevant to the Company’s strategic priorities, business plan, and risk management, as well as covering industry-wide trends, challenges, and opportunities. The Board retreat also provides directors with insights and perspectives from third-party stakeholders such as shareholders, investors, regulators, vendors, and advisors.

Newly elected directors engage in a director orientation process to familiarize them with the Company’s business and culture, corporate governance framework, and the role and responsibilities of Board members. New Board members meet individually with members of the Company’s executive management team and are provided with information regarding the Company’s businesses, strategic planning process, risk management framework, and culture and values. The General Counsel facilitates a Board orientation session to review the Company’s Corporate Governance Guidelines, Code of Ethics, and policies applicable to Board members. Each new Board member is assigned a longer-serving Board member to guide the Board member through the first year of service and to act as a resource for the new Board member. For the first year, new Board members are invited to attend all Board committee meetings to gain an understanding of the operation and duties of each committee.

CEO and Key Management Succession Planning

Our Board oversees our long-term management development and succession. Management maintains procedures that would be implemented upon the sudden departure of our Chief Executive Officer or other key members of our executive team. The management development and succession program focuses on key positions and succession elements, including identification of potential successors for positions when it is determined that internal succession is appropriate, assessment of each potential successor’s level of readiness, and preparation of individual growth and development plans. The succession plans are reviewed by the Board at least annually.

Board Committees

Our Board has established five standing committees: Audit, Executive, Nominating and Corporate Governance, Risk, and Talent and Compensation. Our Board Committees act on behalf of the Board and report their activities to the Board at regular Board meetings. The Board appoints the members of each committee based on the recommendations of the Nominating and Corporate Governance Committee.

At least annually, the Board and the Nominating and Corporate Governance Committee review the committee member assignments and chair positions and consider committee changes, refreshment, and chair rotations. Three of our committees have new chairs since 2019. The Board and Nominating and Corporate Governance Committee also regularly review the director qualifications and experience matrix to assist them in evaluating the experience of directors on each committee.

The following table identifies the current members and chairs of each of our standing committees.

		Audit Committee	Executive Committee	Nominating and Corporate Governance Committee	Risk Committee	Talent and Compensation Committee
Jennifer M. Bazante	l			M
George B. Bell +	I
Robert H. Blalock	I	M			M
James P. Clements	I			M		M
Kenneth L. Daniels	I	M	M		C	M
Lance F. Drummond	I		M	C	M	M
H. Lynn Harton *			C
Jennifer K. Mann	I		M			C
Thomas A. Richlovsky **	I	M	M	M	M
David C. Shaver	I	C	M			M
Tim R. Wallis	I	M
Amb. David H. Wilkins	I				M

I = Independent director C = Chairperson M = Member * = Chairman of the Board ** = Lead Director

+ Mr. Bell was appointed to the Board in August 2022. Generally, during a director’s first year of service, the director is invited to participate in committee meetings as a guest as part of new director orientation. A director is typically appointed to one or more Board committees after becoming familiar with the Board committees, structure and processes.

The Board has adopted a charter for each standing Board committee, and these charters are available on the Investor Relations > Corporate Governance section of our website (www.ucbi.com). Each committee charter addresses the purpose, authority, and responsibilities of the committee, as well as membership and meetings. As required by each committee charter, each committee annually reviews and assesses its charter’s adequacy and the committee’s performance. Committees may recommend amendments to their respective charters, and our Board must approve amendments.

The members, number of meetings held in 2022 and key responsibilities of each of our standing committees are described below:

Audit

Membership: Mr. Blalock, Mr. Daniels, Mr. Richlovsky, Mr. Shaver (Chair), Mr. Wallis

2022 Meetings: 8

Key Responsibilities:

●    Selects the independent auditor

●    Annually evaluates the independent auditor’s qualifications, performance, and independence, including a focus on the lead audit partner; monitors the nature, scope and rigor of the audit process; and reviews the annual report on the independent auditor’s internal quality control procedures and any material issues raised by its most recent review of internal quality controls

●    Discusses the annual audited and quarterly unaudited financial statements with management and the independent auditor

●    Reviews with management and auditors the quality and adequacy of our internal control over financial reporting, and establishes procedures for receipt, retention and treatment of complaints regarding accounting or internal controls

●    Oversees, reviews and approves internal audit activities, projects, and budget

●    Oversees the effectiveness of our compliance and ethics programs

Executive

Membership: Mr. Daniels, Mr. Drummond, Mr. Harton (Chair), Ms. Mann, Mr. Richlovsky, Mr. Shaver

2022 Meetings: 4

Key Responsibilities:

●    Subject to certain limitations, has the responsibility to exercise, during the intervals between meetings of the Board, any and all of the powers and authority of the Board in United’s management and affairs

●    From time to time, our CEO or executive team consult the Executive Committee regarding strategic or other matters where input of Board members may be valuable outside of regularly scheduled Board meetings

Nominating and Corporate Governance

Membership: Ms. Bazante, Dr. Clements, Mr. Drummond (Chair), Mr. Richlovsky

2022 Meetings: 4

Key responsibilities:

●    Reviews and recommends, as appropriate, changes to the size, composition and operation of the Board and its committees

●    Develops and recommends criteria for selecting new directors

●    Identifies, screens and recommends to our Board individuals qualified to serve on our Board

●    Recommends Board committee structure and membership, including the recommendation of a Lead Director

●    Assists the Board with succession planning

●    Develops, recommends and annually assesses corporate governance policies, practices and guidelines and makes recommendations for changes to the Board

●    Oversees the process governing annual Board, committee and director evaluations

Risk

Membership: Mr. Blalock, Mr. Daniels (Chair), Mr. Drummond, Mr. Richlovsky, Mr. Wilkins

2022 Meetings: 4

Key responsibilities:

●    Assists the Board in its general oversight of the Company’s risk management processes

●    Responsible for an integrated effort to identify, assess and manage or mitigate material risks facing the Company

●    Monitors and reviews United’s enterprise risk management processes, strategies, policies and practices to identify emerging risks

●    Evaluates the adequacy of United’s risk management functions

●    Makes recommendations to management and the Board in order to effectively manage risks

Talent and Compensation

Membership: Dr. Clements, Mr. Daniels, Mr. Drummond, Ms. Mann (Chair), Mr. Shaver

2022 Meetings: 5

Key Responsibilities:

●    Reviews and approves corporate goals and objectives relevant to compensation of the Company’s executive officers

●    Determines executive officer compensation and recommends director compensation for Board approval

●    Oversees overall compensation philosophy and principles

●    Establishes short-term and long-term incentive compensation programs for executive officers and approves all equity awards

●    Oversees share ownership guidelines and holding requirements for Board members and executive officers

●    Oversees the performance evaluation process for executive officers

●    Selects and determines fees and scope of work of its compensation consultant

●    Oversees and evaluates the independence of its compensation consultant and other advisors

Board and Committee Meeting Attendance

Directors are expected to attend our annual meeting of shareholders, Board meetings, and meetings of Board committees on which they serve. Attendance may be by telephone or video conference. During 2022, our Board met six times. The Company’s independent directors meet in executive session in conjunction with each regular Board meeting. Mr. Richlovsky, as Lead Director, presides over all executive sessions of the independent directors.

During 2022, each of our incumbent directors attended at least 75% of the aggregate meetings of our Board and the committees on which they served. In addition, each of our directors serving at the time attended our 2022 Annual Meeting of Shareholders.

In addition to our regular meetings of the Board and Board committees, directors attend a Board retreat annually. The Board retreat includes outside speakers who present on emerging topics relevant to the Company and the banking industry and discussion of the Company’s strategic imperatives. All of our directors attended the 2022 Board retreat.

Board Oversight of Risk

The Board oversees the Company’s risk management. The Company has developed a risk management structure to facilitate careful oversight of risk. The Board provides credible challenge and holds management accountable for maintaining an effective risk management program and for adhering to risk management expectations.

The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives and discusses reports prepared by United’s executive management, including the Chief Risk Officer, on areas of material risk to United. The Board uses these reports to enable it to understand the risk identification, risk management, and risk mitigation strategies being used by United and to ensure that the strategies are implemented appropriately.

To further support the risk management function, United also has a Risk Committee comprised solely of independent directors. The Risk Committee assists the Board in its general oversight of the Company’s risk management processes and is responsible for an integrated effort to identify, assess, and manage or mitigate material risks facing the Company. The Risk Committee’s primary functions include monitoring and reviewing United’s enterprise risk management processes, strategies, policies, and practices to identify emerging risks, evaluate the adequacy of United’s risk management functions, and make recommendations to management and the Board in order to effectively manage risks.

United Community Bank is committed to ensuring the security, availability, and confidentiality of the information entrusted to it by its customers and other stakeholders. In furtherance of that commitment, United continually works to strengthen its infrastructure and enhance its cybersecurity and information security controls.

Information Security and Cyber Awareness

As part of its oversight responsibilities over Company risks and controls, the Risk Committee of the Board oversees United’s efforts to respond to the increasing cyber and information security risks. At each quarterly meeting of the Risk Committee, United’s Chief Information Officer reports to the Risk Committee of the Board regarding security testing, training, audits, key cybersecurity metrics, and United’s efforts to identify, prepare for, prevent, and respond to critical threats. The Risk Committee receives regular updates on the maturity of United’s information security program, penetration testing results, infrastructure assessments, threat environment, security operations, operational events, vendor and supply chain security, and application/data security. On an annual basis, United’s Chief Information Officer presents a Cybersecurity Program Update to the Risk Committee of the Board.

All employees are engaged in protecting and securing data. Employees receive annual training on cybersecurity risks, including training that raises awareness of phishing scams, as well as annual training on security, privacy, and policy awareness. We also routinely conduct exercises to raise information security awareness. In addition to enterprise-wide cybersecurity training for all employees, the Company also annually conducts targeted cybersecurity training for all IT personnel and application development personnel.

United maintains cybersecurity insurance to provide coverage in the event of certain losses. To United’s knowledge, United has not experienced a material breach in the past three years.

Audit Committee Financial Expert

Our Board has determined that each of Messrs. Richlovsky and Shaver is an “Audit Committee financial expert” as that term is defined in the regulations promulgated under the Exchange Act. Additionally, the Board has determined that all members of the Audit Committee are able to read and understand fundamental financial statements within the meaning of NASDAQ’s Audit Committee requirements.

Share Ownership Guidelines and Anti-Hedging Policy

The Board has adopted share ownership guidelines for directors and executive officers.

Each nonemployee director is expected to maintain a meaningful ownership of shares of the Company’s common stock, which the Company considers to be common stock having a value at least equal to three times the annual base cash retainer payable for service on the Company’s Board. Such ownership is expected to be acquired within five years of election to the Board. Each nonemployee director is expected to retain ownership of 100% of all net after-tax shares granted by the Company after such shares vest until the nonemployee director reaches the target.

Each employee at the level of Executive Vice President and above is expected to maintain a meaningful ownership of shares of the Company’s common stock, which the Company considers to be a number of shares of our common stock having a value at least equal to a multiple, as set forth below, of the officer’s annual base salary as in effect from time to time.

Officer Level	Multiple of Base Salary
CEO	3X
Other Executive Officers	2X

Such ownership is expected to be acquired within five years of such person’s hire or promotion date. Each executive officer is expected to retain ownership of 100% of all net after-tax shares granted by the Company after such shares vest until the executive officer reaches the target.

Our insider trading policy prohibits Board members and employees (including our executive officers) from pledging United securities as collateral, holding United securities in a margin account, and hedging against any decrease in the market value of equity securities issued by United and held by them, such as entering into or trading prepaid variable forward contracts, equity swaps, collars, puts, calls, options, exchange funds or other derivative instruments related to United stock.

Code of Ethical Conduct

In addition to a Code of Ethics applicable to all of our employees, United has adopted a Code of Ethical Conduct designed to promote ethical conduct which applies to, among other members of our executive and senior management and Board, United’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. United’s Code of Ethical Conduct is available on our website (www.ucbi.com), where we would also post any amendments or waivers to the Code of Ethical Conduct.

Communications with Board of Directors

Shareholders wishing to communicate with the Board should send any communication in writing to the Corporate Secretary, United Community Banks, Inc., 2 West Washington Street, Suite 700, Greenville, South Carolina 29601. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The communication will be forwarded to the full Board or to any individual director or directors to whom the communication is directed unless the communication is determined to be illegal or otherwise inappropriate.

Corporate Governance Information

You can find information regarding our corporate governance practices on the Investor Relations > Corporate Governance section of our website (www.ucbi.com), including our Code of Ethics, Corporate Governance Guidelines, and the charter of each of our standing committees. This information is available in print to any shareholder who sends a written request to: Investor Relations, United Community Banks, Inc., 2 West Washington Street, Suite 700, Greenville, South Carolina 29601.

Director Compensation

The following summarizes the compensation earned by or paid to each person who served as a nonemployee member of our Board of Directors during all or any part of 2022. Mr. Harton was not separately compensated for his service on the Board. See Executive Compensation for information regarding Mr. Harton’s employee compensation. Directors of the Company also serve on the Board of United Community Bank (the “Bank”) and receive no additional compensation related to their service on the Bank’s Board. In addition, we reimburse directors for certain fees and expenses incurred in connection with continuing education activities and for travel and expenses related to United business.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Total ($)
Jennifer M. Bazante	$ 47,500	$ 55,010	$ 102,510
George B. Bell[3]	18,750	45,851	64,601
Robert H. Blalock	66,400	55,010	121,410
James P. Clements	56,000	55,010	111,010
Kenneth L. Daniels	88,500	55,010	143,510
Lance F. Drummond	79,000	55,010	134,010
Jennifer K. Mann	66,000	55,010	121,010
Thomas A. Richlovsky	100,000	55,010	155,010
David C. Shaver	79,900	55,010	134,910
Tim R. Wallis	56,600	55,010	111,610
Amb. David H. Wilkins	56,250	55,010	111,260

[1]	The annual cash retainer fees may be deferred pursuant to United’s Deferred Compensation Plan. No director elected to defer his or her 2022 annual director cash compensation. Includes fees for services on both the holding company board and Bank boards, where applicable.

[2]	With the exception of Mr. Bell, this represents the grant date fair value of time-based restricted stock units awarded on June 1, 2022 (1,762 underlying shares valued at $31.22 per share, the price of United’s common stock on that date) computed in accordance with FASB ASC Topic 718. Mr. Bell’s award was prorated based on his appointment to the Board on August 17, 2022 and represents the grant date fair value of time-based restricted stock units awarded on August 17, 2022 (1,268 underlying shares valued at $36.16 per share, the price of United’s common stock on that date) computed in accordance with FASB ASC Topic 718. All director 2022 TRSU awards were outstanding as of December 31, 2022. See Note 17 of our annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 24, 2023, for information regarding assumptions made in the valuation of these awards. These awards have a one-year vesting term.

[3]	Mr. Bell’s 2022 director compensation was prorated based on his appointment to the Board on August 17, 2022.

Nonemployee directors received an annual cash retainer fee for their service on the Board as well as incremental annual cash retainer fees relative to committee duties and responsibilities. Cash retainer fees are paid quarterly. The following table summarizes 2022 components of annual director cash compensation.

Effective as of 1Q2022 Payment ($)
Director	$ 45,000
Lead Director	25,000
Audit Committee Member	10,000
Audit Committee Chair	12,500
Risk Committee Member	10,000
Risk Committee Chair	12,500
Nominating and Corporate Governance Committee Member	5,000
Nominating and Corporate Governance Committee Chair	8,000
Talent and Compensation Committee Member	6,000
Talent and Compensation Committee Chair	10,000
Executive Committee Member	5,000
Executive Committee Chair	- [1]

[1]	Mr. Harton, our President and Chief Executive Officer, serves as the Executive Committee Chair. Mr. Harton also serves as Chairman of the Board. Mr. Harton is not separately compensated for his service on the Board.

The forms and amounts of director compensation outlined above were recommended by the Talent and Compensation Committee, and approved by the Board, after considering market data and recommendations of the Talent and Compensation Committee’s compensation consultant, which utilized the same peer group used in connection with establishing the compensation of our executive officers. In November 2022, the Talent and Compensation Committee recommended, and the Board approved effective January 1, 2023, an increase in annual director equity compensation to $65,000 and increases in the components of annual director cash compensation as follows:

Effective as of 1Q2023 Payment ($)
Director	$ 50,000
Lead Director	25,000
Audit Committee Member	10,000
Audit Committee Chair	15,000
Risk Committee Member	10,000
Risk Committee Chair	12,500
Nominating and Corporate Governance Committee Member	7,500
Nominating and Corporate Governance Committee Chair	10,000
Talent and Compensation Committee Member	7,500
Talent and Compensation Committee Chair	10,000
Executive Committee Member	7,500
Executive Committee Chair	- 1
[1]	Mr. Harton, our President and Chief Executive Officer, serves as the Executive Committee Chair. Mr. Harton also serves as Chairman of the Board. Mr. Harton is not separately compensated for his service on the Board.

Transactions with Management and Others

Policy with Respect to Approval of Related Party Transactions

United has a written related party transaction policy that governs the review, approval and ratification of any transaction that would be required to be disclosed by United pursuant to Item 404 of Regulation S-K. United’s Board (or the Audit Committee of the Board) must approve all such transactions under the policy.

Prior to entering into such a related party transaction or an amendment thereof, the Board (or a committee of the Board) must consider all of the available relevant facts and circumstances including, if applicable, benefits to United, the impact of a transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction and the terms available to or from unrelated third parties or employees generally, as the case may be. No member of the Board or any committee shall participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is a related party.

2022 Related Party Transactions

There were no related party transactions in 2022 except as follows:

During 2022, United paid approximately $1.1 million to the law firm of NMRS for various legal services. Director Wilkins is a partner with NMRS. The Audit Committee and Board were aware of this relationship when they approved NMRS to perform legal work for the Company. The fees paid to NMRS amount to less than two-tenths of 1% of that firm’s total revenue and did not exceed established thresholds that are incompatible with being considered independent, as set forth under the rules of NASDAQ and applicable provisions of the Exchange Act. Mr. Wilkins performed no work for the Company in his role as partner with NMRS and received no compensation related to the engagement. The Board considered this relationship in determining that Mr. Wilkins was an independent member of the Board and Risk Committee for 2022, as contemplated by NASDAQ and applicable provisions of the Exchange Act.

Executive Officers

Information regarding our current executive officers is set forth below. Each of our executive officers is appointed annually by the Board and serves at the discretion of the Board.

Name (age)	Position with United and Employment History

H. Lynn Harton Age: 61 Officer of United Since 2012

Lynn Harton has served as President, Chief Executive Officer and Director since 2018. Mr. Harton served as President, Chief Operating Officer and Director from 2015 to 2018.

Immediately prior to joining United in 2012, Harton was Executive Vice President and Head of Commercial Banking-South for TD Bank, N.A. Prior to that, Harton served as President and Chief Executive Officer at The South Financial Group (which was sold to TD Bank). With a career beginning in 1983, he has held various executive positions at BB&T, Union Planters Corporation and Regions Financial Corporation.

Jefferson L. Harralson Age: 57 Officer of United Since 2017

Jefferson Harralson serves as Chief Financial Officer.

Prior to joining United in 2017, Mr. Harralson was a managing director for Keefe, Bruyette and Woods (“KBW”). He joined KBW as vice president in 2002 and was charged with rebuilding the firm’s Southeastern Bank Research effort after the events of September 11, 2001. He led KBW’s small and midsized bank research team and was associate director of research for the entire firm.

Richard W. Bradshaw Age: 61 Officer of United Since 2014

Richard Bradshaw serves as the President and Chief Banking Officer for United Community Bank. In this role, he has overall responsibility for the bank’s diverse commercial and retail lines of business, and oversees all 200 plus branch locations across the six-state footprint as well as the mortgage division.

Bradshaw brings more than 30 years of banking industry experience to his role at United Community Bank. Prior to this position, he served as the Head of U.S. SBA Programs at TD Bank leading the bank to become the 8th largest SBA lender in the U.S. He previously served as President at UPS Capital Business Credit in Atlanta, GA where he was responsible for sales and marketing for asset-based lending, equipment leasing, SBA, and insurance.

Bradshaw is a retired Commander from the U.S. Naval Reserve Intelligence Program and served five years of active duty as a Captain in the U.S. Air Force.

Robert A. Edwards Age: 58 Officer of United Since 2015

Rob Edwards serves as Chief Risk Officer. In this role, he is responsible for oversight of the credit culture, solid credit performance and all facets of enterprise risk management for United Community Bank.

Edwards brings more than twenty-five years of experience in the financial services industry. Prior to joining United Community Bank, he served as Executive Credit Officer over Credit Policy and Risk Reporting and Analytics at TD Bank N.A. He also served as the Chief Credit Officer at The South Financial Group (TSFG).

Name (age)	Position with United and Employment History

Melinda Davis Lux Age: 50 Officer of United Since 2020

Melinda Davis Lux serves as General Counsel and Corporate Secretary.

Prior to joining United in 2020, Ms. Davis Lux was a partner with Womble Bond Dickinson in Greenville, S.C. and served as a Global Board Member of Womble Bond Dickinson International. Earlier in her career, Davis Lux was a partner with the Wyche Law Firm, a corporate associate for Kilpatrick Stockton, LLP and Law Clerk to the Honorable Alexander B. Denson of the U.S. District Court in Raleigh, North Carolina.

Holly Berry Age: 49 Officer of United Since 2022

Holly Berry has served as Chief Human Resources Officer since 2022.

Berry brings more than 20 years of HR management experience. Prior to joining United, she served as Chief Human Resources Officer of Total Beverage Solution, Director – Human Resources & Total Rewards of BELK, Vice President – Global Benefits & Compensation of Bank of America and Manager – Human Resources – Industrial Health & Benefits of BMW Manufacturing.

Mark Terry Age: 56 Officer of United Since 2016

Mark Terry serves as Chief Information Officer for United Community Bank. In this role, Terry leads the bank’s information technology operations including all technology infrastructure, data management, application support and project management.

Terry brings more than 30 years of experience in information technology. Prior to joining United he served as Executive Vice President and Chief Information Officer of The Palmetto Bank, Chief Information Officer of the Forcht Group of Kentucky, and System Engineer at EDS, Inc. He holds a certification as an Information Security Manager from the Information Systems Audit and Control Association and is a current member of the organization.

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we provide our shareholders each year with an opportunity to vote, on an advisory basis, on compensation paid to our named executive officers (“Named Executive Officers” or “NEOs”) as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. Accordingly, we are asking our shareholders to provide an advisory non-binding vote (“say-on-pay” vote) to approve our executive compensation as we have described it in Executive Compensation: Compensation Discussion and Analysis and in the accompanying compensation tables. At our 2022 Annual Meeting of Shareholders, over 98% of the votes cast favored the “say-on-pay” proposal. Our Talent and Compensation Committee believes that this result continues to evidence strong shareholder support of our executive compensation programs and maintained a consistent overall approach for 2022.

Our Talent and Compensation Committee oversees our executive compensation program, structures the program, adopts changes to the program and awards compensation as appropriate to reflect United’s performance and promote the objectives of the program. Our compensation programs are designed to attract and retain talented, experienced and qualified individuals, to motivate and reward outstanding performance while maintaining safe and sound banking practices, to promote our strategic goals and to support long-term value creation for our shareholders.

The “say-on-pay” vote is advisory and will not be binding on the Board or the Talent and Compensation Committee. However, our Board and Talent and Compensation Committee value our shareholders’ views and will consider the outcome of the vote when making future executive compensation decisions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” OUR “SAY-ON-PAY“ PROPOSAL (PROPOSAL 2).

Executive Compensation

This section provides details of compensation during 2022 for our NEOs:

Name	Position
H. Lynn Harton	Chairman, President and Chief Executive Officer
Jefferson L. Harralson	Executive Vice President, Chief Financial Officer
Richard W. Bradshaw	Executive Vice President, Chief Banking Officer
Robert A. Edwards	Executive Vice President, Chief Risk Officer
Melinda Davis Lux	Executive Vice President, General Counsel and Corporate Secretary

Compensation Discussion and Analysis

Overview of Compensation Program

Our Talent and Compensation Committee is responsible for determining the compensation that is paid to our Company’s executive officers. For purposes of this Proxy Statement, the term “executive officer” means the executive leadership of the Company, including the NEOs. Our Talent and Compensation Committee strives to design our executive compensation programs to serve the long-term interests of our shareholders. To deliver superior shareholder returns, we believe that it is critical to provide competitive compensation packages that will attract, retain and motivate talented and experienced executives with the requisite expertise. Our program is designed to balance short-term and long-term components of compensation and, consequently, incent achievement of our annual business plan and long-term business strategies.

2022 Select Business Highlights

Short-Term Highlights

	For the Years Ended December 31,
	2022	2021	Change % / bp
Diluted net income per common share (GAAP)	$2.52	$2.97	(15.2%)
Diluted net income per common share (operating)	$2.66	$3.09	(13.9%)
Net income (GAAP) ($000)	$277,472	$269,801	2.8%
Net income (operating) ($000)	$292,601	$280,597	4.3%
Return on assets (GAAP)	1.13%	1.37%	(0.24)
Return on assets (operating)	1.19%	1.42%	(0.23)
Return on common equity (GAAP)	9.54%	13.14%	(3.60)
Return on common equity (operating)	10.07%	13.68%	(3.61)
Return on tangible common equity (operating)	14.04%	17.33%	(3.29)
Net charge-offs to average loans	0.07%	0.00%	0.07

See reconciliation of non-GAAP measures related to GAAP financial measures in United’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 24, 2023.

In addition to the financial highlights above, during 2022, the Company:

●
Reported a provision for credit losses of $63.9 million compared to a release of provision of $37.6 million in 2021, with $18.3 million attributable to establishing an initial allowance for loans acquired in the first quarter in the Reliant acquisition.

●	Experienced strong loan growth of $3.6 billion or $1.3 billion excluding loans acquired from Reliant and PPP loans.

●
Grew core transaction deposits $1.3 billion compared to 2021; excluding the impact of the Reliant acquisition, 2022 core transaction deposits were down $819 million, or 5.7%, reflecting runoff following 2021’s pandemic-related deposit surge.

●	Reported an improved efficiency ratio of 52.3%, or 50.2% on an operating basis, both record low levels. This was the result of the combination of higher rates and the achievement of merger-related efficiencies.

●	Completed the acquisition of Reliant in the high-growth Nashville, Tennessee MSA, which was a strategic priority.

●	Agreed to acquire Progress Financial Corporation and its banking subsidiary Progress Bank and Trust headquartered in Huntsville, Alabama with 14 branches in some of the Southeast’s fastest growing markets in Alabama and the Florida panhandle (and completed that acquisition immediately after the end of 2022).

●	Awarded $547 thousand in charitable contributions to 197 organizations to improve the economic vitality and quality of life in the communities we serve through the United Community Bank Foundation.

●	Appointed George B. Bell to serve on our Board of Directors, effective August 17, 2022. Mr. Bell most recently served as an Executive Vice President (Software Engineering Group Head II, Business Management) with Truist Financial Corporation from 2019 to 2021. Mr. Bell brings a depth of information technology experience as he has over 40 years of experience as an information technology executive in the financial services industry.

●	Was recognized by Forbes as one of the “100 Best Banks in America” for the ninth consecutive year.

●	Was recognized by J.D. Power as Highest in Customer Satisfaction with Consumer Banking in the Southeast, eight of the last nine years.

●	Was recognized as one of the Best Banks to Work For by American Banker for the sixth consecutive year.

Long-Term Highlights

We have generated strong financial results over the past 5+ years, more than doubling net income while also adding substantial capital, both organically and through M&A. Since the end of 2016, we increased our already strong common equity tier-1 risk-based capital ratio by 123 basis points to 12.46% and our tier-1 risk-based capital ratio by 194 basis points to 13.17%, providing greater flexibility for strategic company growth and capital actions while maintaining a strong balance sheet. In spite of the volatile operating environment created by the COVID-19 pandemic, we have continued to outperform our peers with respect to both return on average assets (“ROA”) and return on average tangible common equity (“ROTCE”).

Total Shareholder Return (“TSR”)

The graph below shows our TSR1 expressed as the cumulative return to shareholders over the past decade. As illustrated, a $100 investment in United Community Banks, Inc. common stock on December 31, 2012 would be valued at $422 as of December 31, 2022, significantly outperforming the financial services industry over the period, as measured by the KBW NASDAQ Regional Bank Index (KRX).

Performance for the period ended December 31, 2022	United Community Banks, Inc.	KBW Nasdaq Regional Bank Index (KRX)
1-Year	88%	43%
3-Year	110%	52%
5-Year	212%	110%
10-Year	327%	143%

1 TSR shows the actual return on an initial investment with dividends reinvested.

Key Aspects of the 2022 Executive Compensation Program

Overview

Our executive compensation program is comprised of three main components:

Base Salary	● Primarily reflects scope of responsibilities, individual skills and capabilities and individual performance in light of competitiveness in the markets in which we retain executive talent
Annual Nonequity Incentive Awards	● Provides short-term variable pay for performance based on key operating goals
Long-Term Equity Incentive Awards	● Consists of grants of performance-based and time-based restricted stock units
● Aligns the long-term interests of our executive officers with those of our shareholders to support long-term value creation

Annual Nonequity Incentive Awards Earned in 2022

During 2022, each NEO earned a payout under our annual nonequity incentive award program of 145.05% of his or her target payout level.

The Committee selected the following six performance objectives and assigned weights for 2022 nonequity incentive awards:

		2022 Corporate Performance Levels
		50%	100%	150%
Performance Objective	Overall Weight	Threshold	Target	Maximum	2022 Actual	2022 Result
Pre-Tax Pre-Provision Earnings per Share	20.0%	$ 3.49	$ 3.59	$ 3.65	$ 3.91	30.00%
Operating Earnings per Share	15.0	$ 2.49	$ 2.59	$ 2.69	$ 2.66	20.25
Net Charge-Offs / Total Loans	15.0	0.35%	0.27%	0.20%	0.07%	22.50
NPAs / Total Assets[1]	15.0	25th Percentile	50th Percentile	75th Percentile	66th Percentile	19.80
Operating Efficiency Ratio	20.0	56.50%	53.50%	51.50%	50.16%	30.00
Customer Satisfaction Rating	15.0	95.50%	96.50%	97.50%	98.29%	22.50

						145.05%

[1]	NPAs / Total Assets metric excludes restructured loans.

See 2022 Executive Compensation Components: Annual Nonequity Incentive Awards for additional information regarding annual nonequity incentive awards earned by NEOs in 2022.

Long-Term Equity Incentive Awards Granted in 2022

Historically during the fourth quarter, the independent members of our Board of Directors provide input with respect to our CEO’s compensation and ratify the Talent and Compensation Committee’s determinations with respect to our CEO’s compensation. In an effort to better align the timing of the granting of annual long-term equity incentive awards to our executive officers with these annual compensation discussions, we changed the timing of granting of annual long-term equity incentive awards to our executive officers from September (as had generally been the case historically) to January. As such, no equity awards were made to executive officers in calendar year 2022. Granting of equity awards to executive officers resumed in January 2023.

Our long-term equity incentive award grants are generally made in restricted stock units that consist of 70% performance-based restricted stock units (“PRSUs”) and 30% time-based restricted stock units (“TRSUs”).

Performance-Based Restricted Stock Units

Annual PRSU award grants vest, if at all, in equal installments with 25% vesting on February 15 following the performance period. Vesting of the PRSUs on each vesting date is based on our performance in the immediate calendar year before vesting (e.g., the number of awards that vest on February 15, 2023 will be determined by our performance for the 2022 calendar year).

Annual PRSU awards granted in September 2021 covered the 2022, 2023, 2024 and 2025 performance years and vest on February 15, 2023, 2024, 2025 and 2026, respectively. No PRSU awards were granted in 2022. PRSU awards granted in January 2023 covered the 2023, 2024, 2025 and 2026 performance years and vest on February 15, 2024, 2025, 2026 and 2027, respectively. There were no changes to the design of the annual performance-based long-term equity incentive awards.

For awards granted since 2018, the performance measure selected by the Talent and Compensation Committee for the PRSUs is our return on average assets for the applicable calendar year performance period relative to the designated peer group as adjusted by the TSR modifier relative to the same designated peer group. Specifically, the number of PRSUs subject to vesting on each applicable vesting date equals (a) a percentage between 0% and 150% determined based on our return on average assets relative to designated peer companies for the applicable performance period, multiplied by the number of target PRSUs, adjusted by (b) the TSR modifier percentage relative to designated peer companies for the applicable performance period.

Time-Based Restricted Stock Units

Prior to the 2023 grant of TRSU awards, annual TRSUs grants vested in equal installments with 25% vesting on November 15 following the year of grant and then on August 15 in years two, three and four post grant assuming the executives remain employed with us, subject to certain exceptions. Effective with the 2023 grant of TRSU awards, annual TRSUs grants will vest in equal installments with 25% vesting on February 15 following each of the four years following grant.

Annual TRSU awards granted in September 2021 vest(ed) equally on November 15, 2022, August 15, 2023, August 15, 2024 and August 15, 2025. No TRSU awards were granted in 2022. TRSU awards granted in January 2023 will vest on February 15, 2024, February 15, 2025, February 15, 2026 and February 15, 2027. There were no changes to the design of the annual time-based long-term equity incentive awards.

See 2022 Executive Compensation Components: Long-Term Equity Incentive Awards for additional information regarding the granting of long-term equity incentive awards.

Shareholder Response

The most recent shareholder advisory vote on our NEO compensation was held at our 2022 Annual Meeting of Shareholders. Excluding abstentions and broker nonvotes, over 98% of the votes cast were in support of our executive compensation program. Because we view this outcome as continuing to be overwhelmingly supportive of our compensation policies and practices, we do not believe that changes to the program are needed at this time. Nonetheless, because market practices and our business needs continue to evolve, we intend to continually evaluate our program and make changes when warranted.

Pay for Performance

Our compensation philosophy is to provide a significant portion of our compensation for NEOs in at-risk, performance-based vehicles. The following charts show the mix of our CEO’s 2023 target direct compensation package, as well as the mix of the target direct compensation package for the average NEO.

At Risk/Performance-Based
CEO	60%
All Other NEOs	50%

Legend:

TRSU — Long-Term Equity Incentive Awards (Time-Based)

PRSU — Long-Term Equity Incentive Awards (Performance-Based)

Compensation Philosophy and Objectives

Our overall compensation philosophy seeks to achieve the following objectives with respect to our employees:

Competitive	We offer competitive compensation to our executives and employees based on comparable external market information.
Fair and Equitable	We are committed to the fair and equitable administration of our compensation and incentive plans.
Performance-Based	We strive to reward our employees on the basis of individual and company-wide, risk-adjusted performance.
Long-Term Soundness	We attempt to appropriately balance risks and rewards in a manner that does not encourage excessive or imprudent risk-taking by our executives and employees. We take into account a number of performance metrics when determining whether to award incentive compensation to promote long-term financial success.
Communication	We make every effort to communicate each individual’s compensation package clearly.
Peer Positioning	We use peer compensation levels to help guide our decisions. Our targets for total direct compensation (base salary, annual incentives and long-term incentives) are:
	a. New to Position: b. Experienced: c. Proven High Performer:	Between the 1st and 40th percentile 40th - 60th percentile 60th - 75th percentile

The material compensation principles applicable to the compensation of our NEOs are outlined below:

●
In determining total compensation, we consider the reasonable range of the median of total compensation of comparable positions at companies within our market comparator group, while accounting for distinct circumstances not reflected in the market data such as unique job descriptions as well as the impact that a particular officer may have on our ability to meet business objectives. For competitive or other reasons, our levels of total compensation or any component of compensation may exceed or be below the median range of our market comparator group.

●
We set base salaries to reflect the responsibilities, experience, performance and contributions of the NEOs and the salaries for comparable benchmarked positions while maintaining an appropriate balance between base salary and incentive compensation.

●	We reward NEOs who enhance our performance by linking nonequity and equity incentive awards to the achievement of our financial goals.

●	We promote share ownership to align the interests of our NEOs with those of our shareholders.

●	In approving compensation arrangements, we consider recent compensation history including special or unusual compensation payments.

We have change-in-control severance agreements with our NEOs to promote executive continuity, aid in retention and secure valuable protections for United, such as restrictive covenants, as well as to facilitate implementation of our clawback policy.

The Talent and Compensation Committee believes that:

●	The compensation of our executive officers should reflect their individual performance and their performance as an executive management team in attaining key operating metrics.

●	Performance objectives should be motivating and challenging but also achievable and consistent with our safe and sound operation.

●	Compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, and should not encourage unnecessary or excessive risks.

Compensation Best Practices

We strive to align our executives’ interests with those of our shareholders. We further strive to follow sound governance practices over our executive compensation program and to ensure that our compensation programs and practices are consistent with safe and sound banking practices. Below are key features of our executive compensation program that we believe encourage executive performance consistent with responsible compensation practices.

What We Do

Pay for Performance	A significant portion of executive compensation is linked to key metrics of financial performance.

Multi-Year Vesting Period for Long-Term Incentive Awards	Time-based restricted stock unit and performance-based restricted stock unit awards generally vest, subject to performance achievement, ratably over a four-year period.

Double Trigger Change-in-Control Provisions	Our change-in-control continuity agreements require both a change in control and termination of employment without “cause” or for “good reason” for an executive to be entitled to severance payments. In addition, our long-term equity incentive awards for executive officers include similar double-trigger vesting provisions.

United Share Ownership Guidelines	We have robust share ownership guidelines for our executive officers to align the interests of our executive officers with those of our shareholders.

Clawback Policy	Our Board has adopted a policy relating to the clawback of incentive compensation paid to our executive officers in the event of certain restatements of our financial statements.

Annual Compensation Risk Assessment	Our Talent and Compensation Committee assesses the risk of all compensation programs at least annually.

What We Don’t Do

No Tax Gross-Ups	We do not provide any tax gross-ups.

No Hedging or Pledging of United Stock	We have a policy that prohibits our directors, officers and employees from engaging in short sales, trading in puts, calls and other options or derivatives with respect to our stock and hedging our stock.

No Repricing of Stock Options Without Shareholder Approval	Our Key Employee Stock Option Plan prohibits repricing without shareholder approval.

Role of the Talent and Compensation Committee

Oversight

Our Talent and Compensation Committee is comprised entirely of independent directors. The Committee determines and approves the compensation of our executive officers. The independent members of our Board of Directors provide input with respect to our CEO’s compensation and ratify the Talent and Compensation Committee’s determinations with respect to our CEO’s compensation.

Approach to Total Compensation and its Components

In establishing the total compensation of each of our executive officers, the Talent and Compensation Committee considers the following factors:

●	Scope of responsibilities

●	Value of his or her unique skills and capabilities to support our long-term performance

●	Contribution as a member of the executive management team

●	Performance as compared to individual objectives

●	Performance of the Company as compared to the Company’s three-year strategic plan and annual business plan

●	Performance of the Company as compared to a peer group

●	Peer group compensation information

In determining total compensation of our executive officers, the Talent and Compensation Committee considers the reasonable range of the median of total compensation of comparable positions at companies within our peer group. The Committee also considers the balance of nonequity and equity compensation and short-term and long-term compensation of comparable positions at companies within our peer group. The Committee does not have a policy or target for the allocation of compensation between nonequity and equity compensation or short-term and long-term compensation.

Our Talent and Compensation Committee believes that a significant portion of executive compensation should be based on Company performance. Our annual nonequity incentive awards are granted based 100% on the performance of the Company as compared to pre-established goals. In addition, generally 70% of our long-term equity incentive awards vest based on the performance of the Company as compared to pre-established goals.

Our Talent and Compensation Committee believes that granting long-term equity incentive awards to our executive officers provides a competitive incentive opportunity, links executive compensation with long-term performance and strengthens the alignment of executive compensation with shareholder value creation.

We utilize our equity-based awards:

●	As a retention tool to encourage the long-term service of our executives

●	To provide our executive management team a direct interest in our future success

●	To directly align the interests of our executives with shareholder value creation

Role of Outside Advisors

In 2022, the Talent and Compensation Committee retained Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), otherwise known as McLagan, to provide independent compensation consulting services. Aon has provided compensation consulting services to the Talent and Compensation Committee since 2015.

The Talent and Compensation Committee determines the scope of Aon’s services and has approved a written agreement pursuant to which Aon provides independent advice to the Committee. The approved scope of Aon’s work generally includes performing analyses and providing independent advice related to our executive and nonemployee director compensation programs and providing competitive market studies and other services that support the Talent and Compensation Committee’s decisions, such as providing advice in areas such as compensation philosophy, compensation risk assessment, market comparator group, incentive plan design, executive compensation disclosure, emerging best practices and changes in the regulatory environment.

Aon, along with management, also prepares benchmarking data for consideration by the Talent and Compensation Committee in making decisions with respect to base salary, the annual nonequity incentive award program and the long-term equity incentive award program.

The Talent and Compensation Committee annually reviews the independence and performance of its compensation consultant and the consulting services provided. In evaluating the independence and performance and considering the retention of its compensation consultant, the Talent and Compensation Committee also assesses the consultant’s independence in accordance with Nasdaq listing standards, taking into account whether:

●	The consultant provides other services to United;

●	The fees paid by United to the compensation consultant represent an insignificant portion of the consultant’s total revenues;

●	The consultant maintains policies and procedures designed to prevent conflicts of interest between the consultant and the companies to which it provides services, as well as between its individual employees and such companies;

●	United or any member of the Talent and Compensation Committee have any other business or personal relationship with the consultant or its employees who provide services to the Committee;

●	The consultant, or its employees who provide services to the Talent and Compensation Committee, own any United securities; and

●	Any executive officer of United has any business or personal relationship with the consultant or its employees who provide services to the Talent and Compensation Committee.

In 2022, Aon’s compensation advisory role included providing market information on executive and director compensation levels and practices, assisting in the design of executive and director compensation programs and providing input on related technical and regulatory matters. The total fees paid to Aon in 2022 were comprised of $113,122 for services for executive compensation consulting, $48,925 for additional services for surveys, incentive plan designs and compensation benchmarking and $193,435 for other services.

Based upon these and other factors, the Talent and Compensation Committee concluded that the retention of Aon did not present any conflicts of interest, that Aon was independent and that such retention was appropriate.

When requested by the Talent and Compensation Committee, an Aon representative attends Committee meetings and participates in private sessions with the Committee. Talent and Compensation Committee members may consult directly with Aon from time to time as desired, and the chair of our Talent and Compensation Committee regularly consults with Aon with respect to Committee responsibilities and compensation matters.

Management’s Role in Determining Executive Compensation

Our executive management team develops a rolling three-year strategic plan and annual business plan. The three-year strategic plan and annual business plan are reviewed and approved by our Board. Financial performance targets used in our incentive compensation programs typically are derived from those plans.

Our CEO develops compensation recommendations for our executive officers based on each executive’s scope of responsibilities, individual performance and contributions to the executive management team, as well as market data provided by Aon. The CEO evaluates and reports to the Talent and Compensation Committee on the performance of each of the other NEOs, in each case, versus previously established goals. The Talent and Compensation Committee also has input into each NEO’s performance evaluation. No objective criteria or relative weighting is assigned to any individual goal or factor. In making compensation recommendations, the CEO also takes into account United’s performance as compared to our Board-approved plans and peer group performance. Our Talent and Compensation Committee reviews and considers the recommendations of the CEO and his evaluation of the performance of our executive officers.

Our Talent and Compensation Committee determines the compensation of our CEO after assessing the performance of the CEO and the performance of the Company as compared to the Board-approved plans and peer group performance. Our Lead Director, who consults regularly with the CEO and other directors, provides input to the Committee with respect to the CEO’s performance. The Committee also consults with Aon as to the appropriateness of our CEO’s compensation and each component of compensation in light of market practices, sound governance practices and trends in compensation practices in the banking industry.

Although the Committee values and solicits management’s input, it retains and exercises sole authority to make decisions regarding executive officer compensation.

Market Benchmarking

On an annual basis, the Talent and Compensation Committee selects a benchmark group of publicly-traded financial institutions to use in assessing the compensation of United’s executive officers. The peer group is used by our Talent and Compensation Committee to ensure that United’s compensation programs offer competitive compensation opportunities and reflect best practices in compensation plan design.

Aon assists the Committee in selecting the appropriate peer group companies. The Company determined a new peer group in 2021 for the purposes of setting 2022 compensation, based on comparable assets, commercial loan concentrations, number of branches and states of operation. The 2021 benchmark group of publicly-traded financial institutions used to set 2022 compensation (the “2022 Compensation Peer Group”) included:

Company Name	Ticker	City	State	Total Assets 2020Y ($000)
Ameris Bancorp	ABCB	Atlanta	GA	20,438,638
Atlantic Union Bkshs Corp.	AUB	Richmond	VA	19,628,449
BancorpSouth	BXS	Tupelo	MS	24,081,194
Commerce Bancshares Inc.	CBSH	Kansas City	MO	33,269,786
First Busey Corp.	BUSE	Champaign	IL	10,544,047
First Financial Bancorp.	FFBC	Cincinnati	OH	15,973,134
First Financial Bankshares	FFIN	Abilene	TX	10,904,500
First Merchants Corp.	FRME	Muncie	IN	14,067,210
Fulton Financial Corp.	FULT	Lancaster	PA	25,892,990
Hancock Whitney Corp	HWC	Gulfport	MS	35,072,643
Heartland Financial USA Inc.	HTLF	Dubuque	IA	17,908,339
Independent Bk Group Inc.	IBTX	McKinney	TX	17,753,476
Old National Bancorp	ONB	Evansville	IN	23,744,451
Pinnacle Financial Partners	PNFP	Nashville	TN	35,299,705
Prosperity Bancshares Inc.	PB	Houston	TX	35,059,275
Renasant Corp.	RNST	Tupelo	MS	14,929,612
Sandy Spring Bancorp Inc.	SASR	Olney	MD	12,798,429
Simmons First National Corp.	SFNC	Pine Bluff	AR	23,348,117
SouthState Corp.	SSB	Winter Haven	FL	37,789,873
TowneBank	TOWN	Portsmouth	VA	14,626,444
Trustmark Corp.	TRMK	Jackson	MS	16,551,840
UMB Financial Corp.	UMBF	Kansas City	MO	33,127,504
United Bankshares Inc.	UBSI	Charleston	WV	26,184,247
WesBanco Inc.	WSBC	Wheeling	WV	16,425,610

The following publicly-traded financial institutions were removed from the 2022 Compensation Peer Group: Cadence Bancorp. and CenterState Bank Corp. – as a result of completed or expected acquisitions at the time the compensation peer group was being developed; Park National Corp. – as a result of not meeting the new asset size criteria or commercial loan criteria; First Commonwealth Financial and S&T Bancorp Inc. – as a result of not meeting the new asset size criteria. The following publicly-traded financial institutions were added to the 2022 Compensation Peer Group as a result of meeting the peer criteria primarily due to United’s asset growth: Commerce Bancshares Inc., Hancock Whitney Corp., Independence Bk Group Inc. and Prosperity Bancshares Inc.

The Talent and Compensation Committee believes that this group was representative of the markets in which we compete for executive talent. The Talent and Compensation Committee uses the peer group to obtain a general understanding of the current compensation practices for our industry as compared to United including a review of base salaries, annual nonequity incentive awards and long-term equity incentive awards.

When determining compensation for our executive officers for 2022, the Talent and Compensation Committee considered the median range of total compensation and components of compensation for the comparable roles within the 2022 Compensation Peer Group companies. Although the Committee did not seek to set compensation at a specific target level as compared to the 2022 Compensation Peer Group, the Committee considered whether total compensation and its components for each of our executive officers was within a reasonable range of the median compensation for comparable positions at the 2022 Compensation Peer Group companies.

2022 Executive Compensation Components

The Company’s executive compensation program has three main components – base salary, annual nonequity incentive awards and long-term equity incentive awards. There are also limited perquisites.

Base salary and annual nonequity incentive awards are primarily designed to reward current and past performance. Long-term equity incentive awards are primarily designed to promote long-term future growth. Our Talent and Compensation Committee has structured the Company’s annual nonequity incentive award program and long-term equity incentive award program to motivate executives to achieve the business goals set by the Company and to reward the executives for achieving such goals.

Base Salary

To attract and retain qualified executives, base salary is provided to our executive officers. The base salary is determined based on position, responsibility and skills and capabilities using competitive criteria as well as an assessment of the individual’s performance. Our Talent and Compensation Committee also considers market data provided by our outside consultants when determining base salaries for executive officers.

Base salary levels are typically reviewed annually as part of our annual performance review process as well as upon a promotion or other change in job responsibilities.

As previously disclosed, when determining compensation for our executive officers for 2022, the Talent and Compensation Committee considered the median range of total compensation and components of compensation for the comparable roles within the 2022 Compensation Peer Group companies. Although it did not seek to set compensation at a specific target level as compared to the 2022 Compensation Peer Group, the Talent and Compensation Committee considered whether total compensation and its components for each of our executive officers was within a reasonable range of the median compensation for comparable positions at the institutions in the 2022 Compensation Peer Group. This market positioning analysis reflected that our NEO compensation was approximately 10% behind the peer market median at a time when our performance was above the peer market median on various measures.  As a result, the Talent and Compensation Committee approved the 2022 base salary increases summarized in the table below. Subsequent to these base salary increases, our NEOs were approximately 7% above the peer market median, which is consistent with time and experience in each NEO’s role, the performance of United and United’s expected growth in 2022.

Name	2021 Base Salary ($)	2022 Base Salary ($)	% Change
H. Lynn Harton	$ 795,000	$ 1,000,000	26%
Jefferson L. Harralson	425,000	515,000	21
Richard W. Bradshaw	425,000	525,000	24
Robert A. Edwards	400,000	425,000	6
Melinda Davis Lux	350,000	400,000	14

Annual Nonequity Incentive Awards

The Talent and Compensation Committee believes that a significant portion of executive compensation should be linked directly to the achievement of specified financial and nonfinancial objectives. Our Management Incentive Plan is a pay-for-performance plan that governs the amount of nonequity incentive compensation we award annually to our executive officers. Under the Management Incentive Plan, the Talent and Compensation Committee determines who is eligible to participate in the plan, the threshold, target and maximum payout levels that can be awarded under the plan and the corporate performance metrics and qualitative measures used to determine awards. Those measures are generally based on annual corporate and financial performance goals established at threshold, target and maximum levels based on our strategic and operating objectives. At the end of each year, the actual performance for each of the chosen metrics is measured separately against target level. Corporate performance that meets the target level results in a 100% payout. Awards are prorated for actual performance results between levels (e.g., between threshold, target and maximum). The Talent and Compensation Committee has discretion to modify awards under the Management Incentive Plan.

In order to qualify for an annual incentive award, individual performance must also meet expectations of the CEO, the Talent and Compensation Committee and the Board. The CEO evaluates and reports to the Talent and Compensation Committee on the performance of each of the other NEOs, in each case versus previously established goals. The Talent and Compensation Committee also has input into each NEO’s performance evaluation. The Talent and Compensation Committee evaluates the performance of the CEO primarily based on Company performance relative to the strategic plan and annual business plan.

2022 Nonequity Incentive Award Performance Goals

The six performance objectives, the assigned weight for each objective, the threshold, target and maximum performance level for each objective and our financial performance under each objective for 2022, were as follows:

		2022 Corporate Performance Levels
		50%	100%	150%
Performance Objective	Overall Weight	Threshold	Target	Maximum
Pre-Tax Pre-Provision Earnings per Share	20.0%	$ 3.49	$ 3.59	$ 3.65
Operating Earnings per Share	15.0	$ 2.49	$ 2.59	$ 2.69
Net Charge-Offs / Total Loans	15.0	0.35%	0.27%	0.20%
NPAs / Total Assets[1]	15.0	25th Percentile	50th Percentile	75th Percentile
Operating Efficiency Ratio	20.0	56.50%	53.50%	51.50%
Customer Satisfaction Rating	15.0	95.50%	96.50%	97.50%

1 NPAs /Total Assets metric excludes restructured loans.

2022 Nonequity Incentive Award Opportunities

In 2022, the Talent and Compensation Committee established the annual nonequity incentive award opportunities under the Management Incentive Plan as a percentage of base salary. Target award opportunities were designed to provide for total cash compensation that rewards executives for driving our success and are competitive with general practices within our peer group. The 2022 potential nonequity incentive award payments, expressed as a percentage of base salary, were as follows:

Name	Threshold	Threshold Incentive Payment ($)	Target	Target Incentive Payment ($)	Maximum	Maximum Incentive Payment ($)
H. Lynn Harton	50.0%	$ 500,000	100.0%	$ 1,000,000	150.0%	$ 1,500,000
Jefferson L. Harralson	32.5	167,375	65.0	334,750	97.5	502,125
Richard W. Bradshaw	32.5	170,625	65.0	341,250	97.5	511,875
Robert A. Edwards	30.0	127,500	60.0	255,000	90.0	382,500
Melinda Davis Lux	27.5	110,000	55.0	220,000	82.5	330,000

Threshold, target and maximum incentive payments in the chart above are based on 2022 base salaries.

2022 Nonequity Incentive Award Payouts

The payout percentage, based on our financial performance for each objective in 2022, were as follows:

		2022 Corporate Performance Levels
		50%	100%	150%
Performance Objective	Overall Weight	Threshold	Target	Maximum	2022 Actual	2022 Result
Pre-Tax Pre-Provision Earnings per Share	20.0%	$ 3.49	$ 3.59	$ 3.65	$ 3.91	30.00%
Operating Earnings per Share	15.0	$ 2.49	$ 2.59	$ 2.69	$ 2.66[2]	20.25
Net Charge-Offs / Total Loans	15.0	0.35%	0.27%	0.20%	0.07%	22.50
NPAs / Total Assets[1]	15.0	25th Percentile	50th Percentile	75th Percentile	66th Percentile	19.80
Operating Efficiency Ratio	20.0	56.50%	53.50%	51.50%	50.16%[2]	30.00
Customer Satisfaction Rating	15.0	95.50%	96.50%	97.50%	98.29%	22.50

						145.05%

[1]	NPAs / Total Assets metric excludes restructured loans.

[2]	Both our operating earnings per share and operating efficiency ratio exclude merger-related and other charges. See reconciliation of non-GAAP measures related to GAAP financial measures in United’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 24, 2023.

The following graphs summarize our 2022 performance with regard to select performance objectives compared with our peer group. The customer satisfaction rating operational measure is based on Customer Service Profiles for which peer comparison data is unavailable. See Role of the Talent and Compensation Committee: Market Benchmarking for our 2022 Compensation Peer Group. The source data for the following graphs is S&P Capital IQ Pro, which standardizes financial data to assist with comparisons across multiple companies. Consequently, the standardized data presented for us below may differ from our actual calculations, which do not take into account such standardizations.

♦	UCBI

[1]	NPAs / Total Assets metric excludes restructured loans.

[2]	Our operating efficiency ratio excludes merger-related and other charges. See reconciliation of non-GAAP measures related to GAAP financial measures in United’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 24, 2023.

Applying the payout level of 145.05% of target to base salary resulted in our NEOs earning the following nonequity incentive awards in 2022:

Name	2022 Award ($)	Award as % of Target	Award as % of Base Salary
H. Lynn Harton	$ 1,450,500	145.05%	145.05%
Jefferson L. Harralson	485,555	145.05	94.28
Richard W. Bradshaw	494,983	145.05	94.28
Robert A. Edwards	369,878	145.05	87.03
Melinda Davis Lux	319,110	145.05	79.78

Long-Term Equity Incentive Awards

We believe that long-term equity incentive awards provide a competitive incentive opportunity for our NEOs, strengthens the alignment of executive pay with shareholder value creation and creates an additional link between pay and our performance (specifically, our return on average assets and total shareholder return). Under our long-term equity incentive award program, we are permitted to grant stock options, restricted stock, restricted stock units and other forms of equity-based compensation.

Historically during the fourth quarter, the independent members of our Board of Directors provide input with respect to our CEO’s compensation and ratify the Talent and Compensation Committee’s determinations with respect to our CEO’s compensation. In an effort to better align the timing of the granting of annual long-term equity incentive awards to our executive officers with these annual compensation discussions, we changed the timing of granting of annual long-term equity incentive awards to our executive officers from September (as had generally been the case historically) to January. As such, no equity awards were made to executive officers in calendar year 2022. Granting of equity awards to executive officers resumed in January 2023.

Our long-term equity incentive award grants are generally made in restricted stock units that consist of 70% performance-based restricted stock units (“PRSUs”) and 30% time-based restricted stock units (“TRSUs”).

Performance-Based Restricted Stock Units

Annual PRSU award grants vest, if at all, in equal installments with 25% vesting on February 15 following the performance period. Vesting of the PRSUs on each vesting date is based on our performance in the immediate calendar year before vesting (e.g., the number of awards that vest on February 15, 2023 will be determined by our performance for the 2022 calendar year).

Annual PRSU awards granted in September 2021 covered the 2022, 2023, 2024 and 2025 performance years and vest on February 15, 2023, 2024, 2025 and 2026, respectively. No PRSU awards were granted in 2022. PRSU awards granted in January 2023 covered the 2023, 2024, 2025 and 2026 performance years and vest on February 15, 2024, 2025, 2026 and 2027, respectively. There were no changes to the design of the annual performance-based long-term equity incentive awards.

For awards granted since 2018, the performance measure selected by the Talent and Compensation Committee for the PRSUs is our return on average assets for the applicable calendar year performance period relative to the designated peer group as adjusted by the TSR modifier relative to the same designated peer group. Specifically, the number of PRSUs subject to vesting on each applicable vesting date equal (a) a percentage between 0% to 150% determined based on our return on average assets relative to designated peer companies for the applicable performance period, multiplied by the number of target PRSUs, adjusted by (b) the TSR modifier percentage relative to designated peer companies for the applicable performance period.

The following table summarizes the return on average assets and TSR modifier performance measures:

Return on Average Assets	TSR Modifier
Return on average assets performance relative to designated peer group of companies for the performance period as a percentage of target PRSUs	PRSUs determined based on return on average assets percentage for the performance period is adjusted +/- 25% based on relative total shareholder return
25th Percentile = Threshold (0% of Target) 50th Percentile = Target (100% of Target) 75th Percentile = Maximum (150% of Target)	25th Percentile = Threshold (-25%) 50th Percentile = Target (0%) 75th Percentile = Maximum (+25%)
The return on average assets percentage shall be interpolated between payout levels for performance between performance levels.	The TSR modifier percentage shall be interpolated between payout levels for performance between performance levels.

Time-Based Restricted Stock Units

Prior to the 2023 grant of TRSU awards, annual TRSUs grants vested in equal installments with 25% vesting on November 15 following the year of grant and then on August 15 in years two, three and four post grant assuming the executives remain employed with us, subject to certain exceptions. Effective with the 2023 grant of TRSU awards, annual TRSUs grants will vest in equal installments with 25% vesting on February 15 following each of the four years following grant.

Annual TRSU awards granted in September 2021 vest(ed) equally on November 15, 2022, August 15, 2023, August 15, 2024 and August 15, 2025. No TRSU awards were granted in 2022. TRSU awards granted in January 2023 will vest on February 15, 2024, February 15, 2025, February 15, 2026 and February 15, 2027. There were no changes to the design of the annual time-based long-term equity incentive awards.

Perquisites and Other Compensation

We provide executive officers with perquisites and other personal benefits that the Company and our Talent and Compensation Committee believe are reasonable and consistent with its overall compensation program. These perquisites include personal use of our corporate aircraft (though reimbursement is required for certain costs related to such usage), car allowances and payment of club dues for certain of our executive officers. Our Talent and Compensation Committee periodically reviews the levels and appropriateness of perquisites and other personal benefits provided to executive officers. The Committee believes that the perquisites and other personal benefits further the goals of the Company and are not material with respect to the overall compensation of our executive officers.

Retirement and Other Benefits

401(k) Plan

Our employees, including our executive officers, are eligible to participate in our 401(k) Plan for which we provide matching contributions. Our matching contributions currently are 100% of employee deferrals up to 5% of eligible compensation.

Deferred Compensation Plan

Select members of senior management and certain other highly compensated employees, including our executive officers, are eligible to participate in our nonqualified Deferred Compensation Plan (“DCP”). Pursuant to the DCP, eligible employees can defer certain compensation on a pre-tax basis. The DCP provides for the deferral of up to 75% of annual base salary and up to 100% of annual cash bonus payments or nonequity incentive awards and other specified benefits to certain key employees. The DCP also allows for employer matching contributions for employee contributions that would have been paid under our tax-qualified 401(k) plan if such matching contributions would otherwise exceed the maximum allowable amounts under the 401(k) Plan. Our matching contributions currently are 100% of employee deferrals up to 5% of eligible compensation. In addition, the DCP provides for the deferral of up to 100% of director fees for service by a nonemployee director on our Board and for service by select nonemployee directors on our community bank boards.

Participants are 100% vested in their DCP contributions including earnings or losses thereon. Company contributions, including earnings and losses thereon, vest based upon years of service (one-third for each year in excess of one year of service). Participants who have three or more years of service are 100% vested in Company contributions unless the Talent and Compensation Committee, at the time such Company contribution is made, specifically provides that only years of service earned after that date are to be counted for vesting purposes with respect to such Employer Contribution. See Nonqualified Deferred Compensation for additional information regarding the vesting of Company contributions.

When a participant retires or becomes disabled, we will pay the participant his or her vested benefits as elected by the participant, generally in a lump sum or in annual installments over a period of up to ten years. A participant may also elect to receive scheduled in-service distributions of his or her deferral account during employment in a lump sum or in annual installments over a period of up to five years. All payments are taxable to the participants. See Nonqualified Deferred Compensation for additional information about benefits provided to the NEOs under the DCP.

Modified Retirement Plan

Our Modified Retirement Plan provides annual benefits (paid monthly) that are generally paid at normal retirement in the form of a 100% survivor annuity are calculated based on a participant’s seniority and position and generally range from 20% to 30% of the participant’s base salary. Normal retirement is defined under the Modified Retirement Plan as attainment of age 65 and completion of at least five years of service.

Beginning in 2020, the Board determined that it will not offer participation in the Modified Retirement Plan to any employee of United who is not already a participant nor will it enhance existing benefits for any current participants.

See Pension Benefits for additional information about benefits provided to the NEOs under the Modified Retirement Plan.

Employment and Related Agreements

In 2022, in anticipation of entering into new employment and change-in- control agreements with our NEOs, we terminated their previous change-in-control agreements. On February 14, 2023, the Talent and Compensation Committee approved a form of change-in-control continuity agreement (the “Change-in-Control Continuity Agreement”), which provides severance payments and benefits to key executives the Talent and Compensation Committee determined to be most likely to be affected by a change in control in the Company. We then entered into a Change-in-Control Continuity Agreement with each of our NEOs. In addition, on February 14, 2023, to ensure the continued services and commitment of H. Lynn Harton, our Chief Executive Officer, the Talent and Compensation Committee approved, and we entered into, an employment agreement with Mr. Harton (the “Harton Employment Agreement”). Upon a change in control of the Company, Mr. Harton’s Change-in-Control Continuity Agreement will supersede the Harton Employment Agreement.

These agreements promote executive continuity, aid in retention, and, in return for granting the NEOs certain severance and other rights upon a termination of employment, secure valuable protections for the Company, including noncompete, nonsolicitation and confidentiality obligations. We believe that reasonable severance benefits are appropriate to protect the NEOs against circumstances over which he or she does not have control and as consideration for the promises of nondisclosure, noncompetition, nonsolicitation and noninterference. A change in control, by itself (“single trigger”), does not trigger any severance provision applicable to our NEOs under the agreements.

Change-in-Control Continuity Agreements

Each Change-in-Control Continuity Agreement provides for an initial three-year term that will renew automatically for an additional year commencing on the first anniversary of the effective date and each annual anniversary thereafter unless notice of nonrenewal is provided. The payments and benefits provided under the Change -in-Control Continuity Agreements are “double trigger” and are not payable upon a termination of a NEO’s employment for “cause” or a resignation by a NEO without “good reason” or any termination of a NEO’s employment prior to a change in control of the Company. Defined terms referenced in this description of the Change-in-Control Continuity Agreements have the meanings given to them in those agreements.

The severance protections under the Change -in-Control Continuity Agreements become effective on a change in control of the Company and remain in effect for a two-year period (the “Protected Period”) thereafter. During the Protected Period, the NEO generally would be entitled to compensation and benefits consistent with those applicable during the twelve-month period before the change in control. If, during the Protected Period, the NEO’s employment is terminated by the Company without “cause” (other than by reason of his or her death or disability) or the NEO terminates his or her employment with “good reason,” the NEO would be entitled to receive the following amounts and benefits, subject to the NEO’s execution and nonrevocation of a release of claims against the Company and its affiliates:

●
An amount equal to (a) the “severance multiple” (three (3) for Mr. Harton and two (2) for all other NEOs) (the “Severance Multiple”) multiplied by (b) the sum of the NEO’s annual base salary and average annual bonus in respect of the three years before the change in control (or, if higher, the applicable target annual bonus opportunity);

●
A pro rata bonus amount for the year in which the date of termination occurs based on the NEO’s target annual bonus opportunity, or if higher, the annual bonus earned based on the level of performance determined in connection with the change in control or thereafter for such year (the “Prorated Bonus”);

●
An amount equal to (a) the Severance Multiple, multiplied by (b) the employer contributions under our qualified and nonqualified defined contribution plans, assuming the NEO is fully vested and his or her compensation is that applicable under the Change-in-Control Continuity Agreement;

●
An amount equal to (a) the number of months corresponding to the Severance Multiple (36 for Mr. Harton and 24 for each other NEO) multiplied by (b) the sum of the monthly Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premium for our group health care plans and the monthly premium for life insurance coverage on a conversion basis, based on the plans and at the levels of coverage applicable to the NEO before the date of termination, or if more favorable, the change in control;

●	An amount equal to the Severance Multiple multiplied by the sum of annual club dues and car allowance, if any, provided to the NEO before the change in control or thereafter; and

●	Outplacement services at a cost of up to 10% of the NEO’s base salary.

If the NEO’s employment is terminated during the Protected Period due to death or disability, the NEO would not be entitled to the benefits described above but would instead be entitled to receive the Prorated Bonus and death or disability benefits, as applicable, equal to those provided before the change in control (or, if more favorable, in effect on the date of death or disability). The payments and benefits under the Change-in-Control Continuity Agreements will be reduced to the extent that they would be subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, unless the NEO would be better off on an after-tax basis receiving all such payments and benefits and paying his or her own excise tax. The Change-in-Control Continuity Agreements do not provide for an excise tax gross up.

The Change-in-Control Continuity Agreements contain restrictive covenants that provide for (a) perpetual confidentiality and (b) restrictions on interfering with our customers and employees and competing with our business, in each case while employed and for one year thereafter. Following a change in control, the covenants in the Change-in-Control Continuity Agreements will be the sole covenants applicable to a NEO and, with respect to any equity award agreements between the Company and the NEO, the restrictive covenants provided under the Change-in-Control Continuity Agreements will replace and supersede the restrictive covenants in any equity award agreements.

Harton Employment Agreement

Under the terms of the Harton Employment Agreement, Mr. Harton will continue to serve as our Chief Executive Officer, President, and Chairman of the Board as well as Chief Executive Officer and Chairman of the Board of United Community Bank. The Harton Employment Agreement has a three-year term that began February 14, 2023 and extends automatically for an additional year commencing on the first anniversary of the effective date and each annual anniversary thereafter so as to terminate three years from such extension date, unless notice of nonrenewal is provided. As previously noted, Mr. Harton’s Change-in-Control Continuity Agreement will supersede the Harton Employment Agreement upon a change in control of the Company.

Under the terms of the Harton Employment Agreement, Mr. Harton’s base salary is $1,050,000, his annual cash incentive opportunity at target is not less than 100% of base salary (the “Target Incentive Award Opportunity”), and his annual long-term incentive award opportunity will have a grant date fair value of not less than 200% of base salary, with the annual incentive award and long-term incentive awards to be determined by the Talent and Compensation Committee pursuant to the terms of the applicable plans and on a basis and with terms consistent with our other executive officers. Mr. Harton’s future long-term incentive awards will include vesting or continued vesting provisions that would apply upon his retirement on or after age 67.

Upon a termination of Mr. Harton’s employment without “cause” (other than by reason of his death or disability) or by Mr. Harton for “good reason” (as such terms are defined in the Harton Employment Agreement), Mr. Harton would be entitled to receive the following amounts and benefits, subject to his execution and nonrevocation of a release of claims against the Company and its affiliates:

●	A pro rata annual cash incentive award for the year in which the termination occurs based on the level of achievement of the applicable performance goals (the “Pro Rata Cash Incentive”);

●	An amount equal to 2.5 multiplied by the sum of Mr. Harton’s base salary and Target Incentive Award Opportunity; and

●
An amount equal to 30 multiplied by the sum of the monthly COBRA premium for the group health care plans based on the coverage applicable to Mr. Harton before the date of termination (the “Health Benefits”).

If Mr. Harton’s employment is terminated due to death or disability, Mr. Harton (or his estate) would be entitled to receive the Pro Rata Cash Incentive, plus, in the case of disability only, the Health Benefits.

The Harton Employment Agreement contains restrictive covenants, which provide for (a) perpetual confidentiality and mutual nondisparagement; (b) restrictions on interfering with our customers while employed and for one year thereafter; (c) restrictions on interfering with our employees while employed and for two years thereafter and (d) restrictions on competing with our business while employed and for one year thereafter.

The Talent and Compensation Committee believes that the terms of the Change-in-Control Continuity Agreements and the Harton Employment Agreement are standard for a financial institution in the markets in which we operate.

Clawback Policy

Our Board has adopted a policy that allows the Board to clawback compensation paid or awarded to an executive officer or employee in the event of a material restatement of our financial results, including the right to clawback cash incentives and equity awards. Consideration will be given to the circumstances that caused the restatement, issues of accountability for those who bore responsibility for the events, and whether anyone responsible engaged in misconduct, which includes violation of United’s Code of Conduct or policies or any act or failure to act that could reasonably be expected to cause financial or reputational harm to United.

Our Board plans to amend the clawback policy once the Nasdaq adopts listing standards requiring listed issuers to adopt and comply with clawback policies and to provide disclosure about their policies, consistent with a final SEC rule adopted in November 2022 to implement Section 954 of the Dodd-Frank Act.

Stock Ownership Guidelines

To directly align the interests of executive officers with the interests of our shareholders, our Board adopted a policy with guidance for each executive officer to acquire and maintain the following minimum ownership of United common stock within five years of becoming an executive officer:

Executive	Minimum Ownership Guidelines
Chief Executive Officer	Own Company stock with a value of at least 3 times his base annual salary
Executive Officers (other than CEO)	Own Company stock with a value of at least 2 times his or her base annual salary

All of the NEOs and other executive officers have met or are on track to meet these targets within the five-year period.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the U.S. federal income tax deduction for compensation paid to our Chief Executive Officer, Chief Financial Officer and certain other highly compensated executive officers (including, among others, our next three other most highly compensated executive officers as of the end of the calendar year) to a maximum U.S. federal income tax deduction that we may receive for annual compensation paid to any officer covered by Code Section 162(m) of $1,000,000 per officer. To the extent that the aggregate amount of any covered officer’s salary, bonus, amounts realized from option exercises and vesting of restricted stock units or other equity awards and certain other compensation amounts that are recognized as taxable income by the officer exceeds $1,000,000 in any year, we are not entitled to a U.S. federal income tax deduction for the amount over $1,000,000 in that year. Although the Talent and Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers, it continues to view the tax deductibility of executive compensation as one of many factors to be considered in the context of its overall compensation philosophy. Accordingly, the Talent and Compensation Committee reserves the right to approve compensation that may not be deductible in situations it deems appropriate.

Talent and Compensation Committee Report

The Talent and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Talent and Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement.

This report has been furnished by the Talent and Compensation Committee of the Board of Directors:

Jennifer K. Mann, Chair

James P. Clements

Kenneth L. Daniels

Lance F. Drummond

David C. Shaver

The above Talent and Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other United filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent United specifically incorporates this report by reference therein.

Summary Compensation Table

The following table sets forth the compensation paid to our NEOs during the past three years.

Name and Principal Position[1]	Year	Salary ($)[3]	Bonus ($)	Stock Awards ($)[4]	Non-Equity Incentive Plan Compensation ($)[5]	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)[6]	All Other Compensation ($)[7]	Total ($)
H. Lynn Harton President & Chief Executive Officer	2022	$ 1,000,000	-	-	$ 1,450,500	$ -	$ 87,880	$ 2,538,380
	2021	795,000	-	912,592	1,113,795	118,749	75,310	3,015,446
	2020	775,000	-	891,586	755,250	947,467	73,533	3,442,836
Jefferson L. Harralson Executive Vice President & Chief Financial Officer	2022	515,000	-	-	485,555	-	48,146	1,048,701
	2021	425,000	-	296,993	387,026	80,395	44,521	1,233,935
	2020	420,000	-	294,123	262,438	137,727	44,250	1,158,538
Richard W. Bradshaw Executive Vice President & Chief Banking Officer	2022	525,000	-	-	494,983	-	46,722	1,066,705
	2021	425,000	-	296,993	387,026	87,809	42,814	1,239,642
	2020	385,000	-	269,624	262,438	232,609	38,265	1,187,936
Robert A. Edwards Executive Vice President & Chief Risk Officer	2022	425,000	-	-	369,878	-	34,322	829,200
	2021	400,000	-	279,498	336,240	69,239	32,000	1,116,977
	2020	385,000	-	269,624	228,000	157,233	31,250	1,071,107
Melinda Davis Lux[2] Executive Vice President & General Counsel and Corporate Secretary	2022	400,000	-	-	319,110	-	23,917	743,027
	2021	350,000	75,000[9]	244,598	269,693	-[10]	17,917	957,208
	2020	272,083[8]	-[9]	295,098	182,875	-[10]	-	750,056

[1]	Reflects current principal positions.

[2]	Ms. Davis Lux joined United in March 2020.

[3]	Includes any amounts voluntarily deferred under our Deferred Compensation Plan. See Nonqualified Deferred Compensation.

[4]	The amounts reported represent the aggregate grant date fair value of restricted stock units awarded in each fiscal year for which compensation is required to be reported in the table for each named executive officer, in each case computed in accordance with FASB ASC Topic 718. See Note 17 of our annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 24, 2023, for a discussion of valuation assumptions. The PRSUs awarded in each fiscal year for which compensation is required to be reported in the table for each named executive officer are subject to performance conditions, and the reported value at the grant date is based upon the probable outcome of such conditions on such date. The values of the PRSUs at the grant date assuming that the highest level of performance conditions will be achieved are as follows for each fiscal year required to be reported for each applicable named executive officer:

Year	H. Lynn Harton ($)	Jefferson L. Harralson ($)	Richard W. Bradshaw ($)	Robert A. Edwards ($)	Melinda Davis Lux ($)
2022	$ -	$ -	$ -	$ -	$ -
2021	1,196,809	389,457	389,457	366,522	320,770
2020	1,017,782	386,096	303,369	303,369	256,104

[5]	Represents amount awarded under our Management Incentive Plan. See Compensation Discussion and Analysis: 2022 Executive Compensation Components: Annual Nonequity Incentive Awards for additional information regarding amounts earned in 2022.

[6]	Represents the change in the actuarial present value of the NEO’s accumulated benefits under the Modified Retirement Plan. For this purpose, in accordance with SEC rules, the present value was determined assuming no preretirement death, disability or termination and that benefits commence at the later of current age or the earliest age at which unreduced benefits are available. Other assumptions are those applicable for valuing pension benefits for purposes of our financial statements, including a discount rate of 5.15% and postretirement mortality rates based on aggregate 2012 base rates from the PRI-2012 mortality study, with white collar adjustment projected generationally using Scale MP-2021. See Compensation Discussion and Analysis: 2022 Executive Compensation Components: Retirement and Other Benefits and Pension Benefits for additional information. The following negative 2022 amounts are excluded from being reported in this column: Harton ($1,118,870); Harralson ($66,247); Bradshaw ($121,510) and Edwards ($111,043). The 2022 change in actuarial present value reflects an additional year of service rendered by participants, age increases reflecting that each participant is one year closer to retirement and changes in key actuarial assumptions, principally, discount rate assumptions and mortality assumptions. Our Deferred Compensation Plan does not credit above-market or preferential earnings.

[7]	The following table summarizes the amount reported in the All Other Compensation column for 2022. Compensation related to the personal use of corporate aircraft results from instances where an aircraft is already flying to a destination for business purposes and the executive officers or their family members or guests ride along on the aircraft for personal travel if persons on business travel occupy less than 50% of the total available seats on the aircraft.

Name	Auto Allowance ($)	Club Membership Dues ($)	Employer Contributions to the Deferred Compensation Plan ($)	Employer Contributions to the 401(k) Plan ($)	Personal Use of Corporate Aircraft ($)	Total ($)
H. Lynn Harton	$ 15,000	$ 25,977	$ 34,750	$ 8,248	$ 3,905	$ 87,880
Jefferson L. Harralson	15,000	20,500	10,500	2,146	-	48,146
Richard W. Bradshaw	12,000	7,652	11,000	15,211	859	46,722
Robert A. Edwards	12,000	-	6,000	15,250	1,072	34,322
Melinda Davis Lux	12,000	-	4,750	7,167	-	23,917

[8]	Ms. Davis Lux’s 2020 salary represents the amount of base salary paid in 2020 following her hire in March 2020.

[9]	Ms. Davis Lux’s employment offer included a one-time hiring bonus of $75,000 that became vested and was earned during the first quarter of 2021. Ms. Davis Lux elected to defer this payment under our Deferred Compensation Plan.

[10]	Beginning in 2020, the Board determined that it will not offer participation in the Modified Retirement Plan to any employee of United who was not already a participant. As a result, Ms. Davis Lux was not offered participation in the Modified Retirement Plan upon employment.

Grant of Plan-Based Awards

The following table summarizes each NEO’s 2022 nonequity incentive opportunity under Estimated Future Payouts Under Nonequity Incentive Plan Awards. Actual annual nonequity incentives earned in 2022 are shown in the Summary Compensation Table. See Compensation Discussion and Analysis: 2022 Executive Compensation Components: Annual Nonequity Incentive Awards for additional information.

In an effort to better align the timing of the granting of annual long-term equity incentive awards to our executive officers with our process for setting executive compensation, we changed the timing of the granting of annual long-term equity incentive awards to our executive officers from September (as had generally been the case historically) to January. As such and as previously disclosed in Compensation Discussion and Analysis: 2022 Executive Compensation Components: Long-Term Equity Incentive Awards, no long-term equity incentive awards were granted in 2022 to our NEOs. Columns have been omitted from this table because they were not applicable.

	Estimated Future Payouts Under Nonequity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
H. Lynn Harton	$ 500,000	$ 1,000,000	$ 1,500,000
Jefferson L. Harralson	167,375	334,750	502,125
Richard W. Bradshaw	170,625	341,250	511,875
Robert A. Edwards	127,500	255,000	382,500
Melinda Davis Lux	110,000	220,000	330,000

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each NEO, the number and value of unvested restricted stock unit awards as of December 31, 2022. No NEOs had any stock options exercisable or unexercisable as of December 31, 2022. See Compensation Discussion and Analysis: 2022 Executive Compensation Components: Long-Term Equity Incentive Awards for additional information regarding our equity awards. Columns have been omitted from this table because they were not applicable.

		Stock Awards
					Equity Incentive Plan Awards
Name	Grant Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)[1]	Number of Unearned Shares, Units or Other Rights that have not Vested (#)[2]		Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)[1]
H. Lynn Harton	9/1/2018	5,142	[3]	$ 173,800	-		$ -
	9/2/2019	8,047	[4]	271,989	9,351	8	316,064
	9/1/2020	15,292	[5]	516,870	28,068	8	948,698
	12/1/2020	2,342	[6]	79,160	-		-
	9/1/2021	13,478	[7]	455,556	29,860	8	1,009,268
Jefferson L. Harralson	9/1/2018	1,920	[3]	64,896	-		-
	9/2/2019	3,079	[4]	104,070	3,579	8	120,970
	9/1/2020	5,802	[5]	196,108	10,646	8	359,835
	9/1/2021	4,387	[7]	148,281	9,716	8	328,401
Richard W. Bradshaw	9/1/2018	1,003	[3]	33,901	-		-
	9/2/2019	2,414	[4]	81,593	2,807	8	94,877
	9/1/2020	4,558	[5]	154,060	8,366	8	282,771
	12/1/2020	776	[6]	26,229	-		-
	9/1/2021	4,386	[7]	148,247	9,716	8	328,401
Robert A. Edwards	9/1/2018	1,321	[3]	44,650	-		-
	9/2/2019	2,414	[4]	81,593	2,807	8	94,877
	9/1/2020	4,558	[5]	154,060	8,366	8	282,771
	12/1/2020	776	[6]	26,229	-		-
	9/1/2021	4,128	[7]	139,526	9,145	8	309,101
Melinda Davis Lux	3/11/2020	2,611	[6]	88,252	-		-
	9/1/2020	3,849	[5]	130,096	7,062	8	238,696
	9/1/2021	3,613	[7]	122,119	8,002	8	270,468

[1]	Computed by multiplying the number of units by the closing market price of one share of our common stock on December 31, 2022 as reported by the Nasdaq Capital Market.

[2]	Represents PRSUs that are subject to the achievement of pre-established performance targets and the officer’s continued service through the vesting date. Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited.

[3]	Includes the unvested portion of PRSUs relative to the 2022 performance period which were earned as of December 31, 2022 and vested on February 15, 2023. These PRSUs are earned based on our return on average assets for the applicable performance period relative to the designated peer group of companies as adjusted by the total shareholder return modifier. Relative to the 2022 performance period, PRSUs were earned (and are included) at 1.19x the number of units granted.

[4]	Includes the unvested portion of TRSUs with a vesting schedule of 25% per year on each of the first four anniversaries of the grant date (with the exception of the first vesting date which may have been advanced one quarter to comply with Section 409A of the Code) as well as a portion of the PRSUs relative to the 2022 performance period which were earned as of December 31, 2022 and vested on February 15, 2023. These PRSUs are earned based on our return on average assets for the applicable performance period relative to the designated peer group of companies as adjusted by the total shareholder return modifier. Relative to the 2022 performance period, PRSUs were earned (and are included) at 1.19x the number of units granted.

[5]	Includes the unvested portion of TRSUs with a vesting schedule of 25% per year on each of the first four anniversaries of the grant date (with the exception of the first vesting date which may have been advanced one quarter to comply with Section 409A of the Code) as well as a portion of the PRSUs relative to the 2022 performance period which were earned as of December 31, 2022 and vested on February 15, 2023. These PRSUs are earned based on our return on average assets for the applicable performance period relative to the designated peer group of companies as adjusted by the total shareholder return modifier. Relative to the 2022 performance period, PRSUs were earned (and are included) at 1.19x the number of units granted.

[6]	Includes the unvested portion of TRSUs with a vesting schedule of 25% per year on each of the first four anniversaries of the grant date (with the exception of the first vesting date which may have been advanced one quarter to comply with Section 409A of the Code).

[7]	Includes the unvested portion of TRSUs with a vesting schedule of 25% per year on each of the first four anniversaries of the grant date (with the exception of the first vesting date which may have been advanced one quarter to comply with Section 409A of the Code) as well as a portion of the PRSUs relative to the 2022 performance period which were earned as of December 31, 2022 and vested on February 15, 2023. These PRSUs are earned based on our return on average assets for the applicable performance period relative to the designated peer group of companies as adjusted by the total shareholder return modifier. Relative to the 2023 performance period, PRSUs were earned (and are included) at 1.25x the number of units granted.

[8]	Includes a portion of PRSUs relative to future performance periods which were unearned as of December 31, 2022. These PRSUs are earned based on our return on average assets for the applicable performance period relative to the designated peer group of companies as adjusted by the total shareholder return modifier. The number of PRSUs reported in this column assumes achievement at the maximum level (1.875x the number of units granted) for the performance criteria.

Stock Vested

The following table sets forth the value realized upon the vesting and settlement of restricted stock units for the NEOs during 2022. Columns have been omitted from this table because they were not applicable.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
H. Lynn Harton[2]	40,858	$ 1,508,937
Jefferson L. Harralson	14,867	548,621
Richard W. Bradshaw[3]	10,688	394,768
Robert A. Edwards	11,594	428,209
Melinda Davis Lux[4]	5,228	193,313

[1]	Represents the value realized by multiplying the number of restricted stock unit awards vesting by the closing price of United’s common stock on the date of vesting.

[2]	Mr. Harton elected to defer 29,044 shares acquired on vesting with a realized value on vesting of $1,077,242.

[3]	Mr. Bradshaw elected to defer 1,148 shares acquired on vesting with a realized value on vesting of $43,035.

[4]	Ms. Davis Lux elected to defer 2,112 shares acquired on vesting with a realized value on vesting of $77,374.

Pension Benefits

The following table presents select retirement benefit information for 2022 for each NEO. Columns have been omitted from this table because they were not applicable.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
H. Lynn Harton	Modified Retirement Plan	10.3	$ 3,181,637
Jefferson L. Harralson	Modified Retirement Plan	5.7	374,390
Richard W. Bradshaw	Modified Retirement Plan	8.8	714,861
Robert A. Edwards	Modified Retirement Plan	7.9	501,578
Melinda Davis Lux	Modified Retirement Plan	-	-

See Compensation Discussion and Analysis: 2022 Executive Compensation Components: Retirement and Other Benefits for additional information. See Note 21 of our annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 24, 2023, for information regarding assumptions made in the valuation of these awards. Under the Modified Retirement Plan, any participant, including any of our NEOs, is vested at age 55 if they have five years of service.

Beginning in 2020, the Board determined that it will not offer participation in the Modified Retirement Plan to any employee of United who was not already a participant. As a result, Ms. Davis Lux was not offered participation in the Modified Retirement Plan upon employment.

Upon a change in control prior to a participant’s termination of employment, a participant immediately vests in no less than (i) the participant’s annual target benefit if the participant has attained Normal Retirement Age (as defined by the Modified Retirement Plan) or (ii) the greater of the participant’s Early Retirement Benefit, if applicable, or his Accrued Benefit (as defined by the Modified Retirement Plan, without any reduction for commencement of the payments before Normal Retirement Age), if the participant has not attained Normal Retirement Age but has qualified for an Early Retirement Benefit, if applicable or (iii) his Accrued Benefit (notwithstanding the Years of Service, as defined by the Modified Retirement Plan, at such time or whether the participant has incurred a disability). Benefits are payable as provided in the Modified Retirement Plan. The change-in-control benefit, however, is increased to the extent the participant continues employment and accrues additional benefits after the change in control. A participant’s change-in-control benefit is not reduced for any calendar year or partial calendar year that the commencement of the change-in-control benefit precedes the participant’s Normal Retirement Age. The change -in-control benefit is payable in the form of a life annuity unless the participant has elected an alternative payment method.

Nonqualified Deferred Compensation

The following table presents select nonqualified deferred compensation information for 2022 for each NEO. Columns have been omitted from this table because they were not applicable.

Name	Executive Contributions in 2022 ($)[1]	Company Contributions in 2022 ($)[2]	Account Earnings in 2022 ($)	Aggregate Balance at December 31, 2022 ($)
H. Lynn Harton	$ 1,074,927	$ 34,750	($ 207,733)	$ 4,000,617
Jefferson L. Harralson	-	10,500	261	36,712
Richard W. Bradshaw	42,024	11,000	(28,464)	404,507
Robert A. Edwards	-	6,000	(10,213)	59,632
Melinda Davis Lux	75,556	4,750	(7,189)	224,072

[1]	Executive contributions, as applicable, include:

a.	401(k) Plan restoration contributions made by participants, which are not included in the Summary Compensation Table;

b.	Nonequity incentive compensation, which is included in the Summary Compensation Table in the year earned but contributed to the Deferred Compensation Plan in the year paid; and

c.	Equity compensation, which is included in the Summary Compensation Table in the year granted but contributed to the Deferred Compensation Plan in the year vested.

[2]	All Company contributions are included in the Summary Compensation Table under the column heading All Other Compensation.

Under the Deferred Compensation Plan, upon a change in control, each participant’s Company contribution account becomes fully vested but remains subject to the payment provisions and participant elections as to time and method of payment. This would impact each participant’s Company contribution account. The regular vesting schedule is as follows: (1) less than one year of service – 0%; (2) one but less than two years of service – 33%; (3) two but less than three years of service – 66% and (4) three or more years of service – 100%. See Compensation Discussion and Analysis: 2022 Executive Compensation Components: Retirement and Other Benefits for additional information.

Potential Payouts Upon Termination or Change of Control

Our agreements with our NEOs and certain plans and programs in which those officers participate provide for benefits or payments upon certain employment termination or change-in-control events. We discuss these benefits and payments below except to the extent they are available generally to all salaried employees and do not discriminate in favor of our executive officers or to the extent already discussed previously under Pension Benefits and Nonqualified Deferred Compensation.

The following table outlines the severance compensation payable to the NEOs, assuming separation from service on December 31, 2022, under various employment termination scenarios. Because no change-in-control event had occurred as of December 31, 2022, and we entered into the Change-in Control Continuity Agreements and the Harton Employment Agreement early in 2023, the compensation amounts set forth in the table reflect those amounts that would have been awarded under these new agreements.

Name	Termination by United for Cause or by Executive Without Good Reason ($)[1]	Termination by United Without Cause or by Executive for Good Reason Before Change in Control ($)[1,2,3]	Termination by United Without Cause or by Executive for Good Reason After Change in Control ($)[1,2,4]	Termination Due to Death or Disability Before Change in Control ($)[1,2,3]	Termination Due to Death or Disability After Change in Control ($)[1,2,5]
H. Lynn Harton	$ -	$ 8,031,689	$ 9,412,947	$ 2,221,648	$ 2,176,948
Jefferson L. Harralson	-	513,354	2,952,533	253,117	738,672
Richard W. Bradshaw	-	444,031	2,849,904	204,062	699,045
Robert A. Edwards	-	446,059	2,435,253	212,264	582,142
Melinda Davis Lux	-	340,467	2,147,019	132,273	451,383

[1]	In all cases of termination (including termination for “cause” and a resignation other than for “good reason”), a NEO also would be paid:

a.	“Accrued obligations,” consisting of: (i) annual base salary through the date of termination to the extent not theretofore paid; (ii) any incentive award earned for a prior fiscal year but not yet paid (or, if not determined, an incentive award determined on the same basis as other executive officers with any individual performance goals to be deemed achieved at not less than target); (iii) any accrued and unused paid time off to the extent not theretofore paid and (iv) any unreimbursed business expenses incurred prior to the date of termination; and

b.	“Other benefits,” consisting of, to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which a NEO is eligible to receive through the date of termination in accordance with the terms of any of United’s plans, programs, policies, practices, contracts or agreements that do not discriminate in scope, terms or operation in favor of executive officers and are available generally to all salaried employees.

This table does not include any amounts that might be attributable to “accrued obligations” or “other benefits.”

[2]	Restricted stock unit grants

a.	In the event of a termination without “cause” or by a NEO for “good reason,” each NEO would continue to vest in all respective unvested restricted stock units granted in 2019, 2020 and 2021 on the same schedule as if each was employed (subject to performance conditions to the extent applicable) with the remaining unvested portions forfeited; and

b.	Each NEO would vest in the unvested portion of time-based restricted stock units granted in 2019, 2020 and 2021 that would otherwise vest in 2023 with the remaining unvested portions forfeited.

[3]	Represents all compensation that would become due as a result of a termination without “cause,” a termination by the NEO for “good reason” or a termination as a result of death or disability having occurred on December 31, 2022 before a change in control. The amounts for all NEOs other than Mr. Harton represent stock awards that were unvested as of December 31, 2022, using the closing price of United’s common stock ($33.80) on that date, that the NEO will receive. With respect to Mr. Harton, the amounts shown represent those amounts that would have become due had his employment agreement (entered into in February 2023) been in force on December 31, 2022 and include (other than the value of unvested stock awards that he would have received) a lump sum pro rata bonus ($1,450,000) in the event of a termination by reason of death or disability and, in the case of disability, a lump sum payment of $44,700 for 30 months of continuing health coverage ($1,490 per month). In the event of a termination without “cause” or by Mr. Harton for “good reason,” Mr. Harton’s employment agreement would have entitled him (in addition to the value of unvested stock awards that he would receive) to a lump sum pro rata bonus ($1,450,000), a lump sum payment of $5,000,000 (representing 2.5 times his salary and target bonus), a lump sum payment of $39,615 for 30 months of continuing health coverage ($1,490 per month) and a lump sum payment of $47,538 ($1,321 per month) for continuing life insurance benefits.

[4]	Represents all compensation that would become due to each NEO as a result of a termination without “cause” or a termination by the NEO for “good reason” having occurred on December 31, 2022 after a change in control, assuming that the Change-in-Control Continuity Agreements (entered into with each NEO in February 2023) were in effect at that time. The amounts for all NEOs include stock awards that were unvested as of December 31, 2022, using the closing price of United’s common stock ($33.80) on that date, that the NEO will receive and the following benefits:

a.	Harton (pro rata bonus of $1,450,000; lump sum payment of $6,012,470 representing three times his salary and target bonus; lump sum payment of $53,640 for 36 months of continuing health coverage; lump sum payment of $47,538 for 36 months of continuing life insurance benefits; lump sum of $122,931 for 36 months continuing club ($2,165 per month) and auto ($1,250 per month) benefits; lump sum of $128,994 representing three years of profit sharing contributions and up to $100,000 in outplacement services);

b.	Harralson (pro rata bonus of $485,555; lump sum payment of $1,731,426 representing two times his salary and target bonus; lump sum payment of $49,320 for 24 months of continuing health coverage; lump sum payment of $25,086 for 24 months of continuing life insurance benefits; lump sum of $71,000 for 24 months continuing club ($1,708 per month) and auto ($1,250 per month) benefits; lump sum of $25,292 representing two years of profit sharing contributions and up to $51,500 in outplacement services);

c.	Bradshaw (pro rata bonus of $494,983; lump sum payment of $1,732,500 representing two times his salary and target bonus; lump sum payment of $2,472 for 24 months of continuing health coverage; lump sum payment of $31,692 for 24 months of continuing life insurance benefits; lump sum of $51,000 for 24 months continuing club ($638 per month) and auto ($1,000 per month) benefits; lump sum of $52,422 representing two years of profit sharing contributions and up to $52,500 in outplacement services);

d.	Edwards (pro rata bonus of $369,878; lump sum payment of $1,434,381 representing two times his salary and target bonus; lump sum payment of $49,824 for 24 months of continuing health coverage; lump sum payment of $26,112 for 24 months of continuing life insurance benefits; lump sum of $24,000 for 24 months continuing auto ($1,000 per month) benefits; lump sum of $42,500 representing two years of profit sharing contributions and up to $42,500 in outplacement services) and

e.	Davis Lux (pro rata bonus of $319,110; lump sum payment of $1,339,386 representing two times her salary and target bonus; lump sum payment of $43,800 for 24 months of continuing health coverage; lump sum payment of $16,422 for 24 months of continuing life insurance benefits; lump sum of $24,000 for 24 months continuing auto ($1,000 per month) benefits; lump sum of $23,834 representing two years of profit sharing contributions and up to $40,000 in outplacement services).

[5]	Represents all compensation that would become due to each NEO as a result of a termination resulting from a death or disability having occurred on December 31, 2022 after a change in control, assuming that the Change-in-Control Continuity Agreements (entered into with each NEO in February 2023) were in effect at that time. The amounts for all NEOs represent stock awards that were unvested as of December 31, 2022, using the closing price of United’s common stock ($33.80) on that date, that the NEO will receive plus a pro rata bonus in the following amounts: Harton ($1,450,000); Harralson ($485,555); Bradshaw ($494,983); Edwards ($369,868) and Davis Lux ($319,110).

Other than the Change-in-Control Continuity Agreements that we have with our NEOs and the Harton Employment Agreement, United has no other employment or severance agreements. Therefore, except as described above, no severance benefit is payable and there is no continuation of benefit coverage in the event of a NEO’s voluntary or involuntary termination, retirement, disability, or death.

Under our agreements, a change in control generally means any one of the events listed below (defined terms used below that are not otherwise defined have the meanings given to them in the Change-in-Control Continuity Agreements):

•	An acquisition (other than by or from the Company or certain of its affiliates) of 30% or more of either (1) the then-outstanding shares of common stock of the Company or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors by any person;
•	A change in the composition of the Board such that the individuals who, as of the effective date of the agreements, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board after such effective date whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board shall not be considered as a member of the Incumbent Board;
•	The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, or sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding common stock and the Company’s outstanding voting securities immediately before such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately before such Business Combination of the outstanding company common stock and outstanding company voting securities, as the case may be; (B) no person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed before the Business Combination; and (C) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

•	The approval by our shareholders of a complete liquidation or dissolution of the Company.

The foregoing is only a summary of the change-in-control provisions of our various agreements, which are filed as exhibits to our Annual Report on Form 10-K. We encourage you to review those agreements for additional information regarding the severance arrangements applicable to our NEOs.

Compensation Committee Interlocks and Insider Participation

No member who was a member of our Talent and Compensation Committee during all or a portion of 2022: (1) was at any time during 2022 an officer or employee, or was at any time prior to 2022 an officer, of United or any of our subsidiaries or (2) had any relationship requiring disclosure under Transactions with Management and Others. Also, none of our executive officers serves, or in the past fiscal year has served, as a director or compensation committee (or equivalent committee) member of any entity that has an executive officer serving as a United director or Talent and Compensation Committee member.

Compensation Risk Considerations

SEC rules require the Talent and Compensation Committee to annually review our compensation policies and practices to determine if such policies and practices are reasonably likely to have a material adverse impact on us. The Committee also considers whether our employee compensation arrangements encourage excessive or unnecessary risk-taking by our NEOs, senior management and key employees and amends such arrangements, if necessary. As part of its review, the Talent and Compensation Committee considers the various risks to which we are subject including market, liquidity, interest rate, operational, financial, credit, reputational, compliance and strategic risks and how our incentive compensation programs, policies and practices may contribute to risk. The Talent and Compensation Committee also considers our controls and actions taken to mitigate and monitor those risks.

For 2022, following the completion of a detailed analysis, the Talent and Compensation Committee concluded that our compensation policies and practices appropriately balance risk and reward and align employee interests with shareholder interests based on the following observations:

•	Pay for our executive officers is structured to consist of both fixed (annual base salary) and variable (annual nonequity and long-term equity incentives) compensation. The Talent and Compensation Committee believes that the variable elements provide an appropriate percentage of overall compensation to motivate executive officers to focus on our performance while the fixed element serves to provide an appropriate and fair compensation level that does not encourage executive officers to take unnecessary or excessive risks in achievement of goals.
•	Our compensation program balances short-term and long-term performance and does not place inappropriate focus on achieving short-term results in a way that inhibits long-term, sustained performance.
•	All incentive programs covering the NEOs, including the annual nonequity incentive program and the long-term equity incentive program, are reviewed and approved by the Talent and Compensation Committee annually and typically include a threshold and target payment. The maximum payment is set at the target level of performance for the long-term equity incentive awards to ensure that payments do not exceed a certain level thereby maintaining the compensation mix for the NEOs within acceptable ranges and limiting excessive payments under any one element.
•	We have internal controls over the measurement and calculation of performance metrics, which are designed to prevent manipulation of results by any employee including the executive officers.
•	The Talent and Compensation Committee has the discretion to modify any annual nonequity incentive payment, subject to plan parameters, allowing it to consider the circumstances surrounding corporate and/or individual performance and adjust payments accordingly.
•	There are appropriate internal controls and oversight of the approval and processing of payments.
•	Our existing governance and organizational structure incorporates a substantial risk management component with oversight by the Board’s Risk Committee as well as various committees of management.
•	Equity compensation generally currently consists of PRSUs and TRSUs. These grants encourage executive officers to take a long-term perspective on overall corporate performance, which ultimately influences share price appreciation. Equity compensation helps to motivate long-term performance, balancing the cash incentives in place to motivate short-term performance.
•	Incentive compensation arrangements for lenders and other production-based employee groups are designed to support the business development characteristics of these groups. The compensation arrangements for these groups are assessed as part of our risk evaluation process to help determine control structures and plan designs that are consistent with the organization’s risk tolerances. These plans generally include downward payout adjustments based on loan quality, clawback features and key customer service criteria.

CEO Pay Ratio Disclosure

As required by Item 402(u) of Regulation S-K, we are providing the following information:

For fiscal 2022, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than Mr. Harton) was $58,372; and

•	The annual total compensation of Mr. Harton, our CEO, was $2,538,380.

Based on this information, the ratio for 2022 of the annual total compensation of our CEO to the median of the annual total compensation of all employees is 43 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

•	As of December 31, 2022, our employee population consisted of approximately 2,843 individuals (2,842 excluding the CEO), including any full-time, part-time, temporary or seasonal employees employed on that date.

•	To find the median of the annual total compensation of all our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2022. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2022 but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

•	We identified a median employee using this compensation measure and methodology, which was consistently applied to all employees included in the calculation.

•	After identifying the median employee, we added together all of the elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Total compensation was then annualized based on this employee’s date of hire in 2022, resulting in annual total compensation of $58,372.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the Total column of our 2022 Summary Compensation Table.

Equity Compensation Plan Information

The table below provides information as of December 31, 2022 regarding securities authorized for issuance under the Company’s equity compensation plans.

	Number of securities to be issued upon		Number of securities remaining available
	exercise of outstanding options, warrants	Weighted-average exercise price of	for future issuance under equity
Plan Category	and rights	outstanding options, warrants and rights	compensation plans (excluding securities
	(a)	(b)	reflected in column (a))(c)
Equity compensation plans approved	900,353[1]	$11.88[2]	2,793,552[3]
by shareholders
Equity compensation plans not	607,129[4]	N/A	—
approved by shareholders
Total	1,507,482	$11.88	2,793,552

[1]	This amount includes:

●	154,215 performance-based restricted stock units based on the maximum number of shares potentially payable under the awards (187.5% of target) that have not been earned as of December 31, 2022. The number of shares, if any, to be issued pursuant to such awards will be determined based upon performance over the applicable performance period. The performance-based restricted stock units are all granted under the 2000 Key Employee Stock Option Plan;

●	46,578 performance-based restricted stock units (119% of target) that were earned as of December 31, 2022. The number of shares, if any, to be issued pursuant to such awards will be determined based upon performance over the applicable performance period. The performance-based restricted stock units are all granted under the 2000 Key Employee Stock Option Plan;

●	15,265 performance-based restricted stock units (125% of target) that were earned as of December 31, 2022. The number of shares, if any, to be issued pursuant to such awards will be determined based upon performance over the applicable performance period. The performance-based restricted stock units are all granted under the 2000 Key Employee Stock Option Plan;

●	643,957 time-based restricted stock units, which were granted under the 2000 Key Employee Stock Option Plan and the 2022 Omnibus Equity Plan; and

●	40,338 outstanding stock options, which were granted under the 2000 Key Employee Stock Option Plan.

[2]	The price in column (b) reflects the weighted average price of all outstanding options under the 2000 Key Employee Stock Option Plan that, as of December 31, 2022, had been granted but not forfeited, expired or exercised. Performance-based and time-based restricted stock units are not included in determining the weighted average in column (b) because they have no exercise price.

[3]	Includes securities available for issuance in connection with awards under the 2022 Omnibus Equity Plan.

[4]	The number in column (a) represents the number of shares of our common stock credited to participant accounts in the Deferred Compensation Plan. The table above does not include any shares that may be credited in the future to participant accounts in the Deferred Compensation Plan. This amount includes:

●	496,659 shares of United common stock that are issuable under the Deferred Compensation Plan at December 31, 2022 as a result of deferrals previously granted under an equity compensation plan approved by shareholders.

●	110,470 shares of United common stock that are issuable under the Deferred Compensation Plan at December 31, 2022 as a result of deferrals not previously granted under an equity compensation plan approved by shareholders.

Pay Versus Performance Disclosure

As required by Item 402(v) of Regulation S-K, we are providing the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and NonPEO NEOs and Company performance for the fiscal years listed below.

					Value of Initial Fixed $100 Investment based on:[4]
Year	Summary Compensation Table Total for H. Lynn Harton[1] ($)	Compensation Actually Paid to H. Lynn Harton[1,2,3] ($)	Average Summary Compensation Table Total for NonPEO NEOs[1] ($)	Average Compensation Actually Paid to NonPEO NEOs[1,2,3] ($)	TSR ($)	Peer Group TSR ($)	Net Income ($ Millions)	Return on Average Assets[5]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$ 2,538,380	$ 2,891,751	$ 921,908	$ 1,017,383	$ 119.15	$ 110.67	$277	1.22%
2021	3,015,446	4,424,072	1,136,941	1,494,952	123.43	132.19	270	1.42%
2020	3,442,836	2,920,918	1,041,909	1,172,258	95.38	92.50	164	1.51%

[1]	In each of the years in question, Mr. Harton was our PEO and the remaining NEOs consisted of Messrs. Harralson, Bradshaw, Edwards and Ms. Davis Lux.

[2]	Compensation Actually Paid is calculated in accordance with Item 402(v) of Regulation S-K and does not reflect compensation actually earned, realized or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total Compensation, adjusted as described in footnote 3 below.

[3]	Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the amounts set forth in the Stock Awards column of the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column are the amounts set forth in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for H. Lynn Harton ($)	Exclusion of Change in Pension Value for H. Lynn Harton ($)	Exclusion of Stock Awards and Option Awards for H. Lynn Harton ($)	Inclusion of Pension Service Cost for H. Lynn Harton ($)	Inclusion of Equity Values for H. Lynn Harton ($)*	Compensation Actually Paid to H. Lynn Harton ($)
2022	$ 2,538,380	$ -	$ -	$ 244,103	$ 109,268	$ 2,891,751
2021	3,015,446	(118,749)	(912,592)	252,736	2,187,231	4,424,072
2020	3,442,836	(947,467)	(891,586)	217,937	1,099,198	2,920,918

*	The amounts in the Inclusion of Equity Values in the preceding tables are derived from the amounts set forth in the following tables. During each of the years in question, no equity awards were both granted and vested in the same year nor were any equity awards forfeited.

Year	Average Summary Compensation Table Total for NonPEO NEOs ($)	Average Exclusion of Change in Pension Value for NonPEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for NonPEO NEOs($)	Average Inclusion of Pension Service Cost for NonPEO NEOs ($)	Average Inclusion of Equity Values for NonPEO NEOs ($)*	Average Compensation Actually Paid to NonPEO NEOs ($)
2022	$ 921,908	$ -	$ -	$ 69,789	$ 25,686	$ 1,017,383
2021	1,136,941	(59,361)	(279,521)	72,266	624,627	1,494,952
2020	1,041,909	(131,892)	(282,117)	158,432	385,926	1,172,258

*	The amounts in the Inclusion of Equity Values in the preceding tables are derived from the amounts set forth in the following tables. During each of the years in question, no equity awards were both granted and vested in the same year nor were any equity awards forfeited.

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for H. Lynn Harton($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for H. Lynn Harton($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for H. Lynn Harton($)	Total - Inclusion of Equity Values for H. Lynn Harton ($)
2022	$ -	$ 62,396	$ 46,872	$ 109,268
2021	1,096,458	989,275	101,498	2,187,231
2020	1,356,580	(163,334)	(94,048)	1,099,198

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for NonPEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for NonPEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for NonPEO NEOs ($)	Total - Average Inclusion of Equity Values for NonPEO NEOs ($)
2022	$ -	$ 13,614	$ 12,072	$ 25,686
2021	335,837	261,371	27,419	624,627
2020	435,325	(5,712)	(43,687)	385,926

[4]	The Peer Group TSR set forth in this table utilizes the Nasdaq Bank Index (“Nasdaq Bank Index”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report to Shareholders for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Nasdaq Bank Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

[5]	We determined Return on Average Assets to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our NEOs in 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020, and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Relationship Between PEO and NonPEO NEO Compensation Actually Paid and Company TSR

The following graph sets forth the relationship between Compensation Actually Paid to our NEOs and the Company’s cumulative TSR over the three most recently completed fiscal years.

Relationship Between PEO and NonPEO NEO Compensation Actually Paid and Net Income

The following graph sets forth the relationship between Compensation Actually Paid to our NEOs and our net income during the three most recently completed fiscal years.

Relationship Between PEO and NonPEO NEO Compensation Actually Paid and Company-Selected Measure

The following graph sets forth the relationship between Compensation Actually Paid to our NEOs and Return on Average Assets during the three most recently completed fiscal years.

Relationship Between Company TSR and Peer Group TSR

The following graph compares our cumulative TSR over the three most recently completed fiscal years to that of the Nasdaq Bank Index over the same period.

Most Important Financial Performance Measures

The following summarizes the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our NEOs for 2022 to Company performance (the measures set forth in this list are not ranked):

•	Return on Average Assets

•	Relative Total Shareholder Return

•	Pretax and Preprovision Earnings Per Share

•	Operating Earnings Per Share

•	Net Charge-Offs

•	Ratio of Nonperforming Assets / Total Assets

•	Operating Efficiency Ratio

The foregoing disclosures relating to Pay Versus Performance shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference.

Security Ownership

The following tables sets forth the amount of our voting common stock and Series I Non-Cumulative Preferred Stock (“Series I Preferred Stock”), if applicable, beneficially owned by the listed persons as of February 28, 2023 unless otherwise noted.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares of Voting Common Stock Beneficially Owned (#)[1]	Percent of Class
Beneficial Owners of 5% or More of Our Voting Securities
BlackRock, Inc.[2]	15,539,856	14.6%
55 East 52nd Street
New York, NY 10055
The Vanguard Group[3]	11,980,115	11.3%
100 Vanguard Boulevard
Malvern, PA 19355

[1]	For purposes of this table, a person “beneficially owns” a security if that person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, to our knowledge, these persons have sole investment and voting power over the shares listed.

[2]	Based solely on information contained in the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 23, 2023 indicating sole voting power relative to 15,360,849 shares of common stock and sole dispositive power relative to 15,539,856 shares of common stock as of December 31, 2022.

[3]	Based solely on information contained in the Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023 indicating shared voting power relative to 76,115 shares of common stock, sole dispositive power relative to 11,802,061 shares of common stock and shared dispositive power relative to 178,054 shares of common stock as of December 31, 2022.

Security Ownership of Management

Name of Beneficial Owner	Number of Shares of Voting Common Stock Beneficially Owned (#)[1]	Percent of Class[2]	Number of Shares of Series I Preferred Stock (#)[3]	Percent of Class[4]
Directors and Nominees for Director
Jennifer M. Bazante	1,248	*	-	*
George B. Bell	-	*	-	*
Robert H. Blalock[5]	50,396	*	-	*
James P. Clements	3,713	*	-	*
Kenneth L. Daniels[6]	15,037	*	-	*
Lance F. Drummond	6,962	*	-	*
H. Lynn Harton[7]	238,515	*	-	*
Jennifer K. Mann	6,962	*	-	*
Thomas A. Richlovsky[8]	28,498	*	4	*
David C. Shaver	8,787	*	-	*
Tim R. Wallis[9]	109,916	*	-	*
David H. Wilkins	9,589	*	-	*

Other NEOs
Jefferson L. Harralson	36,215	*	1	*
Richard W. Bradshaw[10]	50,576	*	-	*
Robert A. Edwards	42,322	*	-	*
Melinda Davis Lux	10,440	*	-	*

All Executive Officers & Directors as a Group (18 persons)	632,017	*	5	*

*	Represents less than 1% of the deemed outstanding shares of voting common stock or Series I Preferred Stock as of February 28, 2023.

[1]	Reflects total amount of voting common stock deemed beneficially owned which, in addition to outstanding common stock, includes all shares of common stock deferred in accordance with the United Community Banks, Inc. Deferred Compensation Plan as well as all common stock issuable through the vesting of restricted stock units within 60 days from February 28, 2023. For purposes of this table, a person “beneficially owns” a security if that person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, to our knowledge, these persons have sole investment and voting power over the shares listed.

[2]	Percentage is based on the total adjusted amount of voting common stock deemed beneficially owned which, in addition to 115,101,509 shares of outstanding voting common stock, includes all shares of voting common stock deferred by executive officers and directors in accordance with the United Community Banks, Inc. Deferred Compensation Plan as well as all common stock issuable through the vesting of restricted stock units within 60 days from February 28, 2023.

[3]	Reflects total amount of Series I Preferred Stock deemed beneficially owned. For purposes of this table, a person “beneficially owns” a security if that person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, to our knowledge, these persons have sole investment and voting power over the shares listed.

[4]	Percentage computations are based upon 4,000 shares of our Series I Preferred Stock, outstanding as of February 28, 2023.

[5]	Includes 2,102 shares owned by Mr. Blalock’s spouse, for which he claims beneficial ownership and 20,176 shares owned by Blalock Insurance Agency, Inc., a company wholly owned by Mr. Blalock.

[6]	Includes 2,000 shares owned by the Kenneth L. Daniels Trust dated December 9, 2016 over which Mr. Daniels is Trustee.

[7]	Includes 127,164 shares owned by The Herbert Lynn Harton Revocable Trust dated March 16, 2015 over which Mr. Harton is Trustee.

[8]	Includes 28,498 shares owned by the Thomas Andrew Richlovsky Trust dated September 24, 1998 over which Mr. Richlovsky is Trustee.

[9]	Includes 91,418 shares owned by Wallis Investment Co., LLC, a company wholly owned by Mr. Wallis and his spouse.

[10]	Includes 35,478 shares owned by The Bradshaw Family Trust dated December 7, 2020 over which Mr. Bradshaw is Trustee.

Audit Committee Report

The Audit Committee of our Board has:

•	Reviewed and discussed with management the Company’s annual audited financial statements for 2022

•	Discussed with PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC

•	Received from PwC the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communication with the Audit Committee concerning independence

•	Discussed with PwC its independence

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the December 31, 2022, audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

While the Audit Committee has the responsibilities set forth in its charter (including to monitor and oversee the audit processes), the Audit Committee does not have the duty to plan or conduct audits or to determine that United’s financial statements are complete, accurate or in accordance with generally accepted accounting principles. United’s management and independent auditor have this responsibility.

This report has been furnished by the members of the Audit Committee:

David C. Shaver, Chair
Robert H. Blalock
Kenneth L. Daniels
Thomas A. Richlovsky
Tim R. Wallis

The above Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other United filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent United specifically incorporates this report by reference therein.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has retained PwC as the Company’s independent registered public accounting firm for 2023. PwC has audited the financial statements of the Company since being appointed in 2012 as the Company’s independent registered public accounting firm for 2013.

We are asking shareholders to ratify the Audit Committee’s appointment of PwC in order to obtain the views of our shareholders. If shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider the appointment but in its discretion may still direct the appointment of PwC. Also, if the appointment of PwC is approved, the Audit Committee in its discretion may still direct the appointment of a different independent registered public accounting firm at any time and without shareholder approval if the Audit Committee believes that such a change would be in our best interests.

Representatives of PwC have been requested to participate in the 2023 Annual Meeting and will have the opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023 (PROPOSAL 3).

Fees Paid to Auditors

During 2022 and 2021, United was billed the following amounts for services rendered by PwC:

	2022	2021
Audit Fees[1]	$1,883,472	$ 1,458,250
Audit-Related Fees[2]	308,050	275,000
Tax Fees[3]	-	-
All Other Fees[4]	4,399	4,150
Total	$2,195,921	$ 1,737,400

[1]
This category includes fees for professional services for the integrated audits of United’s consolidated financial statements including the audits of the effectiveness of our internal control over financial reporting, reviews of the financial statements included in United’s Quarterly Reports on Form 10-Q, statutory audits or financial statement audits of subsidiaries and comfort letters and consents related to registration statements filed with the SEC.

[2]
This category primarily includes fees billed for acquisition-related services that are reasonably related to the performance of the audit of United’s consolidated financial statements and effectiveness of internal control and are not reported within the audit fees category above. In 2022, these services included services related to United’s acquisition of Reliant. In 2021, these services included services related to United’s acquisition of FinTrust, Aquesta and Reliant and the Seaside conversion.

[3]	There were no tax services provided by PwC in 2022 or 2021.

[4]	Certain subscription services provided by PwC during 2022 and 2021 were considered to be nonaudit services.

The Audit Committee preapproves all audit and permissible nonaudit services to be provided by the Company’s independent auditors and has established preapproval policies and procedures for such services. Permissible nonaudit services are those allowed under SEC regulations. The Audit Committee may approve certain specific categories of permissible nonaudit services within an aggregated budgeted dollar limit upon the opinion that such services will not impair the independence of the independent auditor. The Audit Committee must approve on a project-by-project basis any permissible nonaudit services that do not fall within a preapproved category, or preapproved permissible nonaudit services that exceed the previously approved fees. The Audit Committee’s Chair (or any Audit Committee member if the Chair is unavailable) may preapprove such services between Audit Committee meetings and must report to the Audit Committee at its next meeting with respect to all services so preapproved. All services provided by PwC during 2022 and 2021 were approved by the Audit Committee and were permissible under applicable laws and regulations, and comparable services will continue to be preapproved by the Audit Committee.

Solicitation, Meeting And Voting Information

Q:	What is this document?

A:	This document is the Proxy Statement of United Community Banks, Inc. that is being made available to shareholders on the Internet, or sent to shareholders upon request, in connection with our 2023 Annual Meeting to be held on Wednesday, May 17, 2023 at 3:00 P.M. Eastern time exclusively online via the Internet.

Q:	What documents constitute our Proxy Materials?

A:	The Proxy Materials include the Notice of 2023 Annual Meeting of Shareholders, the Proxy Statement, our 2022 Annual Report to Shareholders, our Annual Report on Form 10-K for the year ended December 31, 2022 and the proxy card or voting instruction form.

Q:	What is a proxy, who is asking for it, and who is paying for the cost to solicit it?

A:	A proxy is your legal designation of another person, referred to as a proxy, to vote your stock. The document that designates someone as your proxy is also called a proxy and is also referred to as a proxy card.

Our directors, officers and employees are soliciting your proxy on behalf of our Board. Those persons will not receive additional payment or compensation for doing so except reimbursement for any related out-of-pocket expenses. We will, upon request, reimburse brokers, banks, custodians and similar organizations for their expenses in forwarding our Proxy Materials to beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, personal contact, email and other electronic means, advertisements and personal solicitation, or otherwise. The Company will pay the expense of any proxy solicitation. We have not hired a proxy solicitor to assist in the solicitation of proxies.

Q:	Why did I receive a one-page notice in the mail regarding the availability of Proxy Materials instead of a full set of Proxy Materials?

A:	Pursuant to SEC rules, we are using the Internet as the primary means of furnishing our Proxy Materials to shareholders again this year. Accordingly, we have sent a Notice to the Company’s shareholders. If you received a Notice by mail, you will not receive a printed copy of the Proxy Materials unless you request printed copies. Instructions on how to request a paper or email copy of our Proxy Materials are found in the Notice. The Notice, however, also will instruct you as to how you may access and review our Proxy Materials online. All shareholders will have the ability to access our Proxy Materials on the website referred to in the Notice or request a printed set of our complete Proxy Materials. In addition, shareholders may request to receive our Proxy Materials in printed form by mail or electronically by email on an ongoing basis. We encourage shareholders to take advantage of the availability of our Proxy Materials on the Internet to help reduce the environmental impact of our annual meetings and the cost to the Company associated with the physical printing and mailing of materials. Thank you for your support of our efforts to preserve resources by reducing mail.

Q:	Why am I receiving these Proxy Materials?

A:	You received the Notice or paper copies of the Proxy Materials because you were one of our shareholders on March 20, 2023, the record date for the 2023 Annual Meeting. We are soliciting your proxy (i.e., your permission) to vote your shares of United common stock upon certain matters at the 2023 Annual Meeting. We are required by law to convene an annual meeting of our shareholders at which directors are elected. It would be impractical, if not impossible, for our shareholders to meet physically to hold a meeting. Accordingly, proxies are solicited from our shareholders.

Q:	What if I have more than one account?

A:	Please vote proxies for all accounts to ensure that all your shares are voted. You may consolidate multiple accounts with matching name(s) / registration through our transfer agent, Continental Stock Transfer & Trust.

Email cstmail@continentalstock.com or call (800) 509-5586 to confirm if your accounts can be consolidated.

Q:	How do I gain access to and participate in the 2023 Annual Meeting?

A:	To gain access to and participate in the virtual 2023 Annual Meeting, access www.virtualshareholdermeeting.com/UCBI2023 via the Internet and enter the control number found on your Notice, proxy card or voting instruction form that you receive.

Q:	Who may participate in the 2023 Annual Meeting?

A:	Only shareholders of record at the close of business on March 20, 2023, the record date for the 2023 Annual Meeting, are entitled to notice of, to participate in and to vote at the 2023 Annual Meeting, which will held exclusively online. As of the record date, there were 115,142,318 shares of our common stock, $1.00 par value, issued and outstanding and entitled to be voted at the 2023 Annual Meeting. Each share of our common stock is entitled to one (1) vote on each matter considered at the 2023 Annual Meeting. No other class of United’s securities is currently entitled to vote on any matter at the 2023 Annual Meeting.

Q:	How many votes will constitute a quorum at the 2023 Annual Meeting? Do abstentions and broker nonvotes count for the purposes of determining the presence of a quorum?

A:	Our Amended and Restated Bylaws provide that the presence of the holders of a majority of the issued and outstanding shares of common stock entitled to vote, in person or represented by proxy, will constitute a quorum at the 2023 Annual Meeting. A quorum must exist to conduct any business at the 2023 Annual Meeting. If a quorum is not present at the 2023 Annual Meeting, any officer entitled to preside at or to act as Secretary of the 2023 Annual Meeting will have power to adjourn the 2023 Annual Meeting from time to time until a quorum is present.

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker nonvotes are included in the calculation of the number of votes considered to be present at the 2023 Annual Meeting for purposes of determining the presence of a quorum only when there are “routine” matters to be voted upon. Because there is a “routine” matter to be voted upon at the 2023 Annual Meeting, broker nonvotes also will be included for purposes of determining a quorum.

Q:	Will a list of shareholders entitled to vote at the 2023 Annual Meeting be available?

A:	Yes. A list of shareholders entitled to vote at the 2023 Annual Meeting will be available for any purpose germane to the 2023 Annual Meeting 10 calendar days prior to the Annual Meeting at our executive offices and will be accessible there through the date of the 2023 Annual Meeting during ordinary business hours. In addition, the list of shareholders will be available electronically during the 2023 Annual Meeting.

Q:	What am I voting on at the 2023 Annual Meeting?

A:	There are three proposals to be considered and voted on at the 2023 Annual Meeting:

•	Proposal 1 - To elect the eleven director nominees identified in this Proxy Statement to our Board, each to serve a one-year term expiring at the latter of the 2024 Annual Meeting of Shareholders or upon his or her successor being elected and qualified;

•	Proposal 2 - To approve, on an advisory (nonbinding) basis, the compensation paid to our Named Executive Officers (“say-on-pay” proposal); and

•	Proposal 3 - To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023.

We will also consider other business that properly comes before the 2023 Annual Meeting in accordance with Georgia law and our Bylaws.

Q:	What are my choices when voting on the election of our eleven director nominees identified in this Proxy Statement, and what vote is needed to elect nominees to the Board?

A:	Regarding the vote on the election of our eleven director nominees identified in this Proxy Statement to serve until the 2024 Annual Meeting of Shareholders or until his or her successor is elected and qualified, shareholders may:

•	Vote “FOR ALL” director nominees;

•	Vote “FOR ALL EXCEPT” specific director nominees; or

•	Vote to “WITHHOLD ALL” votes for all director nominees.

Directors are elected by a plurality of the votes cast at the 2023 Annual Meeting by the shares represented in person or by proxy and entitled to vote on the election of directors at the 2023 Annual Meeting provided a quorum is present. Withholding of authority to vote in the election and broker nonvotes will not affect the outcome of the election, provided a quorum is present. As a result, the eleven nominees receiving the highest number of “FOR” votes will be elected as directors. Our Board, however, has a majority vote policy, which provides that nominees for director who are elected but receive less than a majority of the votes cast for the election of directors may be asked to resign. The Board could waive this majority vote requirement in situations such as when a general campaign against the election of a class of directors of public companies resulted in a United nominee being elected with less than a majority vote without consideration of the particular facts and circumstances applicable to the individual United nominee. The Board would not waive the majority vote policy, however, if the votes cast resulted from a campaign directed specifically against the election of an individual United nominee, even in circumstances in which a majority of the Board disagrees with those voting against that director’s election.

Q:	What are my choices when voting on the advisory (nonbinding) proposal regarding the compensation paid to the Company’s Named Executive Officers (“say-on-pay” proposal), and what vote is needed to approve the advisory “say-on-pay” proposal?

A:	Regarding the advisory (nonbinding) proposal on the compensation paid to our Named Executive Officers, shareholders may:

•	Vote “FOR” the advisory “say-on-pay” proposal;

•	Vote “AGAINST” the advisory “say-on-pay” proposal; or

•	“ABSTAIN” from voting on the advisory “say-on-pay” proposal.

If a quorum exists at the 2023 Annual Meeting, approval of the “say-on-pay” proposal requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. As an advisory vote, this proposal is not binding upon us. However, our Talent and Compensation Committee is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders and will consider the outcome of the vote when making future compensation decisions.

Q:	What are my choices when voting on the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, and what vote is needed to ratify their appointment?

A:	Regarding the vote on the proposal to ratify the appointment of PwC as the Company’s independent registered public accounting firm for 2023, shareholders may:

•	Vote “FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;

•	Vote “AGAINST” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; or

•	“ABSTAIN” from voting on the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

If a quorum exists at the 2023 Annual Meeting, the approval of the proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2023 requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal.

Q:	How does the Company’s Board recommend that I vote?

A:	Our Board unanimously recommends that you vote:

•	“FOR ALL” eleven nominees to our Board identified in this Proxy Statement;

•	“FOR” the advisory (nonbinding) proposal regarding the compensation paid to our Named Executive Officers (“say-on-pay” proposal); and

•	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for 2023.

Q:	How do I cast my vote?

A:	It is important that your shares be represented at the 2023 Annual Meeting and we hope that you will access and participate in the 2023 Annual Meeting. If you do participate, you may vote during the 2023 Annual Meeting by following the instructions available on the meeting website during the meeting. However, even if you participate in the virtual meeting, we ask you to please vote your shares in advance of the 2023 Annual Meeting so that we can be assured of having a quorum present at the 2023 Annual Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide to participate in the 2023 Annual Meeting.

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust, you are considered a shareholder of record with respect to those shares (“record holder”). If you are a record holder, the Notice was sent to you directly by Broadridge Investor Communication Solutions, Inc. (“Broadridge”). Please carefully consider the information contained in this Proxy Statement and, whether or not you plan to participate in the 2023 Annual Meeting via the Internet, please vote in one of the following ways:

•	Internet: Access www.proxyvote.com (you will need the control number from your Notice) and follow the instructions on the Notice; or

•	Telephone: In the United States or Canada, call the toll-free number specified after accessing the Proxy Materials on www. proxyvote.com or on the proxy card that you receive if you requested printed copies of the Proxy Materials; or

•	Mail: Request paper copies of the Proxy Materials which will include a proxy card that includes instructions for voting by mail.

If your shares are held by a broker, bank or other nominee (this is called “street name”), your broker, bank or other nominee will send you instructions for voting those shares. Many (but not all) brokerage firms, banks and other nominees participate in a program that offers various voting options.

Q:	If I vote prior to the 2023 Annual Meeting, can I still gain access to and participate in the 2023 Annual Meeting and vote at the 2023 Annual Meeting if I so choose?

A:	Yes. If you are a shareholder of record, voting in advance of the 2023 Annual Meeting will not limit your right to vote at the virtual 2023 Annual Meeting if you so choose.

As indicated, we are hosting the 2023 Annual Meeting exclusively online. There will be no physical location at which shareholders may attend the 2023 Annual Meeting, but shareholders may gain access to and participate in the 2023 Annual Meeting electronically. Shareholders eligible to gain access to and participate in the virtual Annual Meeting will be deemed to be present in person and will be able to vote during the 2023 Annual Meeting, during the times that the voting polls are open, if they so choose.

Q:	May I change or revoke my proxy after I have delivered my proxy?

A:	Yes. You may change or revoke your proxy at any time before the voting polls close at the 2023 Annual Meeting by submitting a subsequent proxy with a later date by Internet, telephone or mail or by sending our Corporate Secretary a written revocation. Any previously submitted proxy also will be considered revoked if you participate in the virtual 2023 Annual Meeting and vote via the virtual portal (see If I vote prior to the 2023 Annual Meeting, can I still gain access to and participate in the 2023 Annual Meeting and vote at the 2023 Annual Meeting if I so choose).

If your shares are held in street name by a broker, bank or other nominee, you must contact your broker, bank or other nominee in order to change your vote or obtain a proxy to vote your shares if you wish to cast your vote during the virtual 2023 Annual Meeting.

Q:	Is cumulative voting allowed? Do I have dissenters’ or appraisal rights?

A:	No. Cumulative voting rights are not authorized, and dissenters’ rights and rights of appraisal are not applicable to any of the matters being voted upon at the 2023 Annual Meeting.

Q:	What are broker votes and broker nonvotes? How are they treated?

A:	On certain “routine” matters, brokerage firms have discretionary authority under applicable stock exchange rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a “routine” matter without receiving voting instructions (referred to as a “broker vote”), these shares are counted both for establishing a quorum to conduct business at the 2023 Annual Meeting and in determining the number of shares voted “FOR” or “AGAINST” the “routine” matter. For purposes of the 2023 Annual Meeting, Proposal 3 (the ratification of the appointment of PwC as our independent registered public accounting firm for 2023) is considered a “routine” matter.

Under applicable stock exchange rules, Proposal 1 (the election of directors) and Proposal 2 (the approval of the advisory (nonbinding) vote on the compensation paid to our Named Executive Officers (“say-on-pay” proposal)) are considered “nonroutine” matters for which brokerage firms do not have discretionary authority to vote their customers’ shares if their customers did not provide voting instructions (referred to as a “broker nonvote”). Therefore, for purposes of the 2023 Annual Meeting, if you hold your stock through a brokerage account, your brokerage firm may not vote your shares on your behalf on Proposal 1 or Proposal 2 without receiving instructions from you. When a brokerage firm does not have the authority to vote its customers’ shares or does not exercise its authority, these situations are referred to as broker nonvotes. Broker nonvotes are only counted for establishing a quorum but will not be counted as votes cast either in favor of or against a particular proposal. If a quorum is present, broker nonvotes will have no effect on the outcome of Proposal 1 or Proposal 2.

We encourage you to provide instructions to your brokerage firm, bank or other nominee by voting your proxy. This action ensures your shares will be voted at the 2023 Annual Meeting on all matters being considered.

Q:	What if I “ABSTAIN” from voting? How are abstentions treated?

A:	You have the option to “ABSTAIN” from voting with respect to Proposal 2 (the approval of the advisory (nonbinding) vote on the compensation paid to our Named Executive Officers (“say-on-pay” proposal)) and Proposal 3 (the ratification of the appointment of PwC as our independent registered public accounting firm for 2023). Abstentions are treated as shares that are present and entitled to vote for purposes of establishing a quorum but will not be counted as votes cast either in favor of or against a particular proposal. If a quorum is present, abstentions will have no effect on the outcome of Proposal 2 or Proposal 3.

Q:	How will my shares be voted if I return my proxy card or vote via telephone or Internet? What if I return my proxy card but do not provide voting instructions or if I complete the telephone or Internet voting procedures but do not specify how I want to vote my shares?

A:	Our Board has named H. Lynn Harton, Chairman, President and Chief Executive Officer, and Thomas A. Richlovsky, Lead Director, as official proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy.

All shares represented by properly executed proxies, unless previously revoked, will be voted at the 2023 Annual Meeting as you direct.

If you sign and return your proxy card but give no direction or complete the telephone or Internet voting procedures but do not specify how you want to vote your shares, the shares will be voted in the following manner:

•	“FOR ALL” director nominees (Proposal 1);

•	“FOR” the advisory (nonbinding) vote on the compensation paid to our Named Executive Officers (“say-on-pay” proposal) (Proposal 2); and

•	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for 2023 (Proposal 3).

Q:	Who will count the votes?

A:	A representative of Broadridge will be appointed as an inspector of elections for the 2023 Annual Meeting. That person will tabulate votes cast by proxy or during the 2023 Annual Meeting as well as determine whether a quorum is present.

Q:	Where can I find voting results of the 2023 Annual Meeting?

A:	We will announce preliminary voting results at the 2023 Annual Meeting and publish final results on a Current Report on Form 8-K that we expect to file with the SEC within four business days following the 2023 Annual Meeting (a copy of which will be available on our website, www.ucbi.com, under Investor Relations > Financials & Filings > SEC Filings). If our final voting results are not available within four business days following the 2023 Annual Meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

Q:	Does the Board know of any other matters that might arise at the 2023 Annual Meeting?

A:	The Board knows of no matters to be presented at the 2023 Annual Meeting other than those set forth in these Proxy Materials. However, if any other matters do come before the 2023 Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matter will require for its approval the affirmative vote of a majority of votes cast by shares represented in person or by proxy and entitled to vote at such 2023 Annual Meeting, provided a quorum is present, or such greater vote as may be required under the Company’s Amended and Restated Articles of Incorporation, Bylaws or applicable law.

Q:	May I propose actions for consideration at the 2023 Annual Meeting or nominate individuals to serve as directors?

A:	Yes. To propose actions for consideration at the 2023 Annual Meeting you must give timely notice of the business in writing to the Corporate Secretary of the Company. To be timely, your notice must be delivered or mailed to and received at the executive offices of the Company on or before the later to occur of 14 days prior to the 2023 Annual Meeting or 5 days after this notice is provided to you. Your notice to the Corporate Secretary must set forth:

•	A brief description of each matter of business that you propose to bring before the 2023 Annual Meeting and the reasons for conducting that business at the meeting;

•	The name under which your shares are held and your address;

•	The series or class and number of shares of our stock that are beneficially owned by you; and

•	Any material interest that you have in the proposed business.

The chair of the 2023 Annual Meeting shall have the discretion to declare that any business proposed by a shareholder to be considered at the 2023 Annual Meeting is out of order and that such business shall not be transacted at the meeting if:

•	The chair concludes that the matter has been proposed in a manner inconsistent with the applicable section of the Bylaws; or

•	The chair concludes that the subject matter of the proposed business is inappropriate for consideration by the shareholders at the 2023 Annual Meeting.

This process is not available for the nomination of persons to serve as directors. To have submitted a nominee for consideration at the 2023 Annual Meeting, your notice (and information required) was required to have been received on or before December 7, 2022, which date was one hundred twenty (120) days before the anniversary date of the Company’s proxy statement released to shareholders in connection with 2022 Annual Meeting.

Q:	May I ask questions to be addressed at the 2023 Annual Meeting?

A:	Yes. You may submit a question to be addressed during the virtual 2023 Annual Meeting at www.virtualshareholdermeeting.com/UCBI2023 in the “Ask a Question” field. Only questions pertinent to matters relative to the 2023 Annual Meeting will be answered, subject to time constraints.

Only shareholders with a valid control number will be allowed to ask questions. Questions pertinent to meeting matters will be answered during the meeting as time allows. If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional question topics. If we are unable to respond to a shareholder’s properly submitted question due to time constraints, we will respond directly to that shareholder using the contact information provided. Additional information regarding the rules and procedures for participating in the virtual annual meeting will be provided in our meeting rules of conduct, which shareholders can view during the meeting on the meeting platform.

Q:	Whom should I contact with questions about the 2023 Annual Meeting?

A:	If you have any questions about this Proxy Statement or the 2023 Annual Meeting, please contact Melinda Davis Lux, our General Counsel and Corporate Secretary, in writing at United Community Banks, Inc., 2 West Washington Street, Suite 700, Greenville, South Carolina 29601 or by telephone at (866) 270-5900. If you need help at the virtual 2023 Annual Meeting because of a disability, please contact us at least one week in advance of the 2023 Annual Meeting at (866) 270-5900.

Q:	May I propose actions for consideration at the 2024 Annual Meeting of Shareholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future shareholder meetings including director nominations. See Proposal 1: Election of Directors: Process for Shareholder to Recommend Individuals for Consideration by the Nominating and Corporate Governance Committee; and Shareholder Proposals for 2024 Annual Meeting of Shareholders.

Q:	What information is available on the Internet?

A:	A copy of our Proxy Materials is available for download free of charge at www.proxyvote.com (you will need the control number from your Notice or proxy card to access the Proxy Materials).

Additionally, we use our website, www.ucbi.com, as a channel of distribution for important Company information. We make available free of charge on our website various documents including our SEC filings (Investor Relations > Financials & Filings > SEC Filings), proxy statements (Investor Relations > Financials & Filings) and annual reports (Investor Relations > Financials & Filings), as well as other information.

Information from our website is not incorporated by reference into this Proxy Statement.

Shareholder Proposals for 2024 Annual Meeting of Shareholders

All shareholder proposals and written notices discussed below must be mailed to Corporate Secretary, United Community Banks, Inc., 2 West Washington Street, Suite 700, Greenville, South Carolina 29601. Shareholder proposals and director nominations that are not included in our Proxy Materials will not be considered at any annual meeting of shareholders unless such proposals have complied with the requirements of our Bylaws.

Shareholder Proposals

Proposals of eligible shareholders that are submitted pursuant to Exchange Act Rule 14a-8 must be received in writing by the Corporate Secretary no later than December 7, 2023, in order to be considered for inclusion in the Company’s Proxy Statement and proxy card relating to the 2024 Annual Meeting of Shareholders.

Other Business at 2024 Annual Meeting of Shareholders

The Company anticipates that its next annual meeting of shareholders will be held in May 2024. If a shareholder desires to submit a proposal for consideration at the 2024 Annual Meeting of Shareholders, written notice of such shareholder’s intent to make such a proposal must be given and received by the Company’s Corporate Secretary at its principal executive offices either by personal delivery or by United States mail. To be timely, the notice must be delivered or mailed to and received at the principal executive offices of the Company on or before the later to occur of (i) 14 days prior to the 2024 Annual Meeting of Shareholders or (ii) 5 days after the notice of the 2024 Annual Meeting of Shareholders is provided to the shareholder. Your notice to the Corporate Secretary must set forth:

•	A brief description of each matter of business that you propose to bring before the 2024 Annual Meeting of Shareholders and the reasons for conducting that business at the meeting;

•	The name under which your shares are held and your address;

•	The series or class and number of shares of our stock that are beneficially owned by you; and

•	Any material interest that you have in the proposed business.

The chair of the 2024 Annual Meeting of Shareholders shall have the discretion to declare that any business proposed by a shareholder to be considered at the 2024 Annual Meeting of Shareholders is out of order and that such business shall not be transacted at the meeting if:

•	The chair concludes that the matter has been proposed in a manner inconsistent with the applicable section of the Bylaws; or

•	The chair concludes that the subject matter of the proposed business is inappropriate for consideration by the shareholders at the 2024 Annual Meeting of Shareholders.

This process is not available for the nomination of persons to serve as directors. See Proposal 1: Election of Directors: Process for Shareholder to Recommend Individuals for Consideration by the Nominating and Corporate Governance Committee. To submit a nominee for consideration at the 2024 Annual Meeting, your notice (and information required) is required to be received on or before December 7, 2023, which date will be one hundred twenty (120) days before the anniversary date of the Company’s proxy statement released to shareholders in connection with 2023 Annual Meeting.

By order of the Board of Directors,

Melinda Davis Lux

General Counsel and Corporate Secretary

April 5, 2023

Each shareholder, whether or not he or she expects to participate in the 2023 Annual Meeting, is requested to please vote your proxy either by mail, telephone or over the Internet as promptly as possible. A shareholder may revoke his or her proxy at any time before the voting polls close by submitting a subsequent proxy with a later date by Internet, telephone or mail or by sending our Corporate Secretary a written revocation. Any previously submitted proxy also will be considered revoked if you participate in the virtual 2023 Annual Meeting and vote via the virtual portal.

SCAN TO
VIEW MATERIALS & VOTE

UNITED COMMUNITY BANKS, INC.
ATTENTION: INVESTOR RELATIONS
P.O. BOX 398
BLAIRSVILLE, GA 30514-0398

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 16, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 14, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/UCBI2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 16, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 14, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V04576-P89109 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNITED COMMUNITY BANKS, INC.

The Board of Directors recommends you vote FOR each of the listed nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jennifer M. Bazante
02) George B. Bell
03) James P. Clements
04) Kenneth L. Daniels
05) Lance F. Drummond
06) H. Lynn Harton
07) Jennifer K. Mann
08) Thomas A. Richlovsky
09) David C. Shaver
10) Tim R. Wallis
11) David H. Wilkins

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of our Named Executive Officers;	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2023; and	☐	☐	☐

NOTE: In the discretion of the proxies named on the proxy, such other business as may properly be presented at the 2023 Annual Meeting of Shareholders or any adjournment(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

V04577-P89109

UNITED COMMUNITY BANKS, INC.
Annual Meeting of Shareholders
May 17, 2023 3:00 PM (Eastern)
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) of United Community Banks, Inc. (the "Company") hereby revokes all previous proxies, acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 5, 2023 and hereby appoint(s) H. Lynn Harton and Thomas A. Richlovsky, or either of them, as proxies, each with full power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all shares of common stock of the Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 3:00 PM, Eastern Time on May 17, 2023, virtually at www.virtualshareholdermeeting.com/UCBI2023, and any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees for director in Proposal 1, FOR Proposals 2 and 3, and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side